Filed Pursuant to Rule 424(b)(5)
File No. 333-170668

Prospectus Supplement to Prospectus dated December 2, 2010.

24,193,548 Shares

Darling International Inc.

Common Stock

Darling International Inc. is offering 24,193,548 shares of its common stock, par value $0.01 per share, to be sold in the offering.

The common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DAR.” The last reported sale price of the common stock on January 27, 2011 was $12.96 per share.

See the “Risk Factors” beginning on page S-15 of this prospectus supplement and page 6 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$12.70	$307,258,060
Underwriting discounts	$0.6032	$14,593,548
Proceeds to us (before expenses)	$12.0968	$292,664,511

To the extent that the underwriters sell more than 24,193,548 shares of common stock, the underwriters have the option to purchase up to an additional 3,629,032 shares of common stock at the initial public offering price less the underwriting discount. Certain stockholders of Darling International Inc. have the right to offer their shares of common stock in the over-allotment option and have elected to do so. Darling International Inc. will not receive any proceeds from the sale of shares of common stock in this offering by the selling stockholders.

The underwriters expect to deliver the shares against payment in New York, New York on February 2, 2011.

Joint Book-Running Managers

Goldman, Sachs & Co.	BMO Capital Markets

Co-Managers

J.P. Morgan	Stephens Inc.

Prospectus Supplement dated January 27, 2011.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. Please note that our Current Report on Form 8-K filed with the SEC on November 29, 2010, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, contains, among other information, certain pro forma financial information that is superseded in its entirety by the pro forma financial information contained in this prospectus supplement under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the description of this offering or our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain historical information as well as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve known and unknown risks and relate to future events, our future financial performance or our projected business results. We use words such

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as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee,” “estimates,” “predicts,” “targets,” “potential” or “continue” or the negative of these terms or similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. We caution investors that any such forward-looking statements we make are not guarantees of future performance and that actual results may differ materially from anticipated results or expectations expressed in our forward-looking statements as a result of a variety of factors, including many that are beyond Darling’s control. Although Darling believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct.

Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page S-15 of this prospectus supplement and page 5 of the accompanying prospectus as well as risks and uncertainties relating to:

•	Darling’s continued ability to obtain sources of supply for its rendering operations;

•	general economic conditions in the American, European and Asian markets;

•	a decline in consumer confidence;

•	prices in the competing commodity markets which are volatile and are beyond Darling’s control;

•	energy prices;

•	changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions;

•	Darling’s ability to integrate Darling’s business and Griffin’s business;

•	Darling’s ability to realize growth opportunities and cost synergies from the merger of Darling and Griffin;

•	the implementation of the feed rules related to bovine spongiform encephalopathy (“BSE”);

•	BSE and its impact on finished product prices, export markets, energy prices and government regulations, which are still evolving and are beyond Darling’s control;

•	the occurrence of Bird Flu in the United States;

•	possible product recall resulting from developments relating to the discovery of unauthorized adulterations (such as melamine) to food additives; and

•	increased contributions to Darling’s multi-employer defined benefit pension plans as required by the Pension Protection Act of 2006.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Darling cautions readers that all forward-looking statements speak only as of the date made and, except as required by law, Darling undertakes no obligation to update, revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement and the accompanying prospectus.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, including the section entitled “Risk Factors” on page S-15, the accompanying prospectus, our Annual Report on Form 10-K for the year ended January 2, 2010, our Quarterly Report on Form 10-Q for the quarter ended October 2, 2010, our financial statements and the related notes and the other documents incorporated into this prospectus supplement and the accompanying prospectus by reference, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Darling,” “Company,” “we,” “us,” and “our” means Darling International Inc. and all of our subsidiaries, including, without limitation, Griffin Industries, Inc. (“Griffin”).

Darling International Inc.

Darling International Inc. was founded by the Swift meat packing interests and the Darling family in 1882 and is a leading provider of rendering and cooking oil recycling and recovery solutions and bakery feed to the nation’s food industry. Darling collects and recycles animal by-products and used cooking oil from food service establishments and provides grease trap cleaning services to many of the same establishments. See “Summary – Our Business” for a description of our business and operations.

Acquisition of Griffin

As more fully described in our Current Reports on Form 8-K filed with the SEC on November 9, 2010 and December 20, 2010, (which are incorporated by reference into this prospectus supplement), on December 17, 2010 we completed the acquisition of Griffin pursuant to the Agreement and Plan of Merger, dated as of November 9, 2009 (the “Merger Agreement”), by and among Darling, DG Acquisition Corp., a wholly-owned subsidiary of Darling (“Merger Sub”), Griffin and Robert A. Griffin, as the Griffin shareholders’ representative. Merger Sub was merged with and into Griffin (the “Merger”), and Griffin survived the Merger as a wholly-owned subsidiary of Darling. Griffin was founded in 1943 by John and Rosellen Griffin and is one of North America’s leading independent providers of value-added rendering, bakery feed and cooking oil recycling services. Darling paid Griffin’s shareholders an aggregate purchase price of approximately $840 million (the “Transaction Consideration”) of which $740 million was paid in cash (the “Cash Consideration”). The Cash Consideration was funded through borrowings under the Senior Secured Credit Facilities (as defined herein), the sale of $250 million in 8.5% senior unsecured notes due 2018 (“Senior Unsecured Notes”), and cash on hand. The remaining approximately $100 million of Transaction Consideration was paid to Griffin’s shareholders in Darling common stock (valued at $10.002 per share, which is the volume weighted average price during the 20 business days immediately prior to the signing date of the Merger Agreement), pursuant to the terms and conditions of the Rollover Agreement, dated as of November 9, 2010 (“Rollover Agreement”), by and among Darling, the Griffin shareholders that received Darling common stock in connection with the closing of the Merger (“Rollover Shareholders”) and Robert A. Griffin, as the Griffin shareholders’ representative.

Our Business

On a combined basis after giving effect to the Merger, we are the largest U.S. independent provider of rendering and bakery waste recycling and recovery solutions to the nation’s food industry, based on the aggregate volume of materials processed, and the largest grease trap maintenance and cleaning service provider in the United States with operations in 35 major markets servicing approximately 33,000 customers. We operate over 130 processing and transfer facilities and an extensive transportation fleet over a geographic footprint that covers 42 states for the purpose of collecting by-products and waste from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments. We then recycle and process these raw materials to produce finished products such as protein (primarily meat and bone meal (“MBM”) and poultry meal (“PM”)), tallow (primarily bleachable fancy tallow (“BFT”)), poultry grease (“PG”), yellow grease (“YG”), bakery feed and hides, as well as a range of branded and value-added products, which are used in a diverse range of end markets, including animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients.

Our operations are organized into two primary business segments: (i) rendering and restaurant services and (ii) bakery feed. Prior to the Merger, Darling’s operations primarily consisted of just the rendering and restaurant services business segment. On a going forward basis as a result of the Merger, Darling’s rendering and restaurant services operations have been combined with Griffin’s rendering operations to form our rendering segment. Griffin’s bakery waste operations acquired through the Merger will be a separate segment of our operations going forward.

Rendering and restaurant services

Prior to the Merger, Darling was primarily a beef renderer. Following the acquisition of Griffin, we are one of the leading poultry renderers in the United States. Our combined rendering operations process poultry and animal by-products into protein (primarily MBM and PM (feed grade and pet food)), tallow (primarily BFT), PG, YG, bakery feed, hides and a variety of other value-added finished products. Darling’s rendering segment accounted for $458.6 million, or 76.7%, of its net sales for fiscal 2009. Griffin’s rendering operations accounted for $311.8 million, or 59.4%, of its net sales for fiscal 2009. Darling’s rendering segment operates 35 processing facilities in 16 states, primarily on the West Coast and in the Southwest, Midwest, Mid-Atlantic, Southeast and Northeast regions of the United States. Griffin’s rendering division operates 11 processing plants that are supplemented by 24 transfer stations, which help collect and consolidate raw materials, in 18 states, primarily in Texas and the Southeast region.

We also collect used cooking oil from restaurants and process it into finished products, such as YG, which we sell to external customers as well as internal divisions. In addition to waste cooking oil, we collect trap grease from restaurants in exchange for a collection fee. Darling’s restaurant services segment accounted for $139.2 million, or 23.3%, of its net sales in fiscal 2009. The financial results for Griffin’s used cooking oil operations are reported within its rendering and baking feed divisions. Approximately 90% of Griffin’s used cooking oil volume in fiscal 2009 was processed by the rendering division and 10% was processed by the bakery feed division.

Bakery feed

As a result of the acquisition of Griffin, bakery feed is our second largest division and we are a leading processor of bakery waste in the United States. Griffin’s bakery feed division accounted for $138.8 million, or 26.4%, of its net sales for fiscal 2009. Prior to the Merger, Darling did not process bakery waste. The bakery feed division collects bakery waste materials and processes the raw materials into Cookie Meal®, an animal feed ingredient primarily used in poultry rations. Griffin operates nine bakery waste facilities, which have the capacity to process 60 million pounds of raw materials per week, and three transfer stations, which help collect and consolidate raw materials, in ten states, primarily in the eastern United States. The bakery feed division sells its finished products to animal feed manufacturers as well as to internal divisions such as fertilizer and export. It is anticipated that Griffin’s bakery feed division will have excess capacity to process significant incremental volume without the need for additional capital investment. During fiscal 2009, 53.2% of Griffin’s bakery waste raw materials were provided by its top ten suppliers, with its largest supplier accounting for 11.4% of Griffin’s bakery waste raw materials.

Renewable Fuels / Biodiesel

In addition to the rendering, restaurant and bakery waste services, we announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into a limited liability company agreement (the “JV Agreement”) with a wholly-owned subsidiary of Valero Energy Corporation (“Valero”) to form Diamond Green Diesel Holdings LLC (the “Joint Venture”). The Joint Venture will be owned 50% / 50% with Valero and was formed to design, engineer, construct and operate a renewable diesel plant (the “Facility”) capable of producing approximately 9,300 barrels per day of renewable diesel, to be located adjacent to Valero’s refinery in Norco, Louisiana. The Facility is expected to convert grease, primarily animal fats and used cooking oil supplied by us, and potentially other feed stocks that become economically and commercially viable, into renewable diesel, fulfilling almost 14% of the U.S. biomass-based diesel mandate. The Facility will use an advanced hydroprocessing-isomerization process licensed from UOP LLC, known as the Ecofining™ Process, and a pretreatment process developed by the Desmet Ballestra Group to convert approximately 1.1 billion pounds per year of recycled animal fats, recycled cooking oils and other feedstocks into renewable diesel product and certain other co-products.

In addition, Griffin utilizes a portion of its rendered animal fats, recycled greases and plant oils to produce Bio G-3000TM Premium Diesel Fuel. Griffin’s biodiesel operations utilize raw material inputs sourced from its rendering and bakery feed operations as well as several third party additives in order to produce Bio G-3000TM. Griffin has the capacity to produce two million gallons of Bio G-3000TM annually. Griffin’s biodiesel product is sold to its internal divisions as well as domestic commercial biodiesel producers to be used as biodiesel fuel, a clean burning additive for diesel fuel or as a biodegradable solvent or cleaning agent. Bio G-3000TM is currently processed at Griffin’s facility in Butler, Kentucky.

Finished products

Our finished products are predominantly proteins (primarily MBM and PM), oils (primarily BFT, PG and YG) and hides. Oils are used as ingredients in the production of pet food, animal feed, soaps and as a substitute for traditional fuels. Oleo-chemical producers use these oils as feed stocks to produce specialty ingredients used in paint, rubber, paper, concrete, plastics and a variety of other consumer and industrial products. MBM and PM are used primarily as a high protein additives in pet food and animal feed. Hides are sold to leather distributors and manufacturers for the production of leather goods. Currently, substantially all of Darling’s finished products and approximately half of Griffin’s finished products are commodities that compete with other commodities such as corn, soybean oil and soybean meal.

On a pro forma basis after giving effect to the Merger, our revenues for the year ended January 2, 2010 and the nine months ended October 2, 2010 were $1,123.1 million and $959.3 million, respectively. Our pro forma net income from continuing operations for the year ended January 2, 2010 and the nine months ended October 2, 2010 was $57.7 million and $67.1 million. See “Unaudited pro forma condensed combined financial information” beginning on page S-35 of this prospectus supplement.

Our principal executive offices are located at 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038. Our telephone number at that address is (972) 717-0300, and our website can be accessed at www.darlingii.com. Information contained in our website does not constitute part of this prospectus supplement and is not incorporated by reference herein.

Industry Overview

We participate in two main sectors of the recycling and recovery industry: rendering and bakery waste. From recycled and recovered by-products and other raw materials, we produce a number of valuable products used in numerous agricultural, industrial and consumer products around the world. Several industry trends affect the supply of inputs for our products as well as domestic and international demand for our outputs.

Supply of inputs

We source our raw materials from meat and poultry processors, restaurants, food service establishments and commercial bakeries. The underlying demand within these industries helps provide a continuous supply of raw materials for us and other industry participants.

Rendering and restaurant industry

We and companies like ours (including captive rendering companies) together recycle approximately 59 billion pounds of inedible animal by-products in the United States and Canada and convert it into approximately 11.2 billion pounds of animal derived proteins and 10.9 billion pounds of rendered fats. If it were not for these collection efforts, billions of pounds of waste would create an immense ecological problem, as the disposal of these waste streams would produce significant amounts of carbon dioxide and ammonia and would use up much needed capacity in landfills.

We believe that trends in the U.S. protein and restaurant industries will continue to provide a source of raw materials and drive demand for our services. The United States is the world’s largest producer of beef and veal, primarily high-quality, grain-fed beef for domestic and export use. According to the USDA, from 1970 to 2009 U.S. beef production grew from approximately 21.4 billion pounds to 26.0 billion pounds, representing a compound annual growth rate (“CAGR”) of 0.5%. The United States is the world’s third largest producer and consumer and the world’s largest exporter of pork products. According to the USDA, from 1970 to 2009, U.S. pork production grew from approximately 13.2 billion pounds to 23.0 billion pounds, representing a CAGR of 1.4%. The United States is the world’s largest producer and second largest exporter of poultry meat. U.S. consumption of poultry meat (both chicken and turkey) is considerably higher than either beef or pork and is growing more rapidly. According to the USDA, from 1970 to 2009 U.S. poultry production grew from 9.3 billion pounds to 41.8 billion pounds, representing a CAGR of 3.9%. Poultry production has grown rapidly, as consumer preferences have shifted to relatively healthy and low cost poultry products at the expense of red meat alternatives.

Used cooking oils also serve as a substantial raw material input for animal feed and bio-fuel production. The supply of used cooking oils has been driven by the favorable long-term trends related to consumers’ preference for dining out. In the next several years, the quick-service restaurant industry is expected to continue to grow as U.S. consumers demand convenient, inexpensive dining options, which use large quantities of oil to fry food. Quick-service restaurant revenue is projected by IBISWorld to increase at a CAGR of 2.2% from 2009 to 2015.

Bakery industry

The U.S. bakery industry produces significant volumes of bakery waste each year. Large bakery and snack food manufacturers produce goods in such large volumes that even a small percentage of their products rejected for quality concerns or that are not otherwise sold can produce millions of pounds of waste each week. Over the past two years, the downturn in the global economy has negatively impacted the bakery industry, as consumers have less disposable income to spend on non-essential bakery products. U.S. bakery industry sales, however, are projected by IBISWorld to grow at a CAGR of approximately 1.3% from 2009 to 2015, as consumption of bakery products increases. Further, the U.S. commercial bakery industry’s growth is expected to continue as “scrape” rates and finished product prices in the industry continue to increase.

Demands for our outputs

We believe we are well-positioned to take advantage of several global trends in animal and pet feed, fertilizer, and bio-fuels that are driving ongoing demand for our finished products.

Animal feed

Feed mills, which prepare animal feeds, utilize our end products as ingredients in animal feed and represent our largest group of customers. Animal feed is a large and steadily growing global industry that supplies livestock and poultry producers with their primary raw material input. Global livestock production grew at a CAGR of 2.7% from 1975 to 2009, supporting growth in demand for animal feeds that are produced by using rendered finished products.

Pet food

Pet food manufacturers utilize renderers’ finished products as ingredients in pet food and represent the rendering industry’s second largest group of customers. Pet food manufacturers typically purchase only premium or value-added products. The pet food market has grown over the past five years, primarily driven by the increase in pet ownership, increasing discretionary spending on pet-related products and greater demand for specialty, healthy pet foods.

Fertilizer

Fertilizer companies also use processed animal by-products as ingredients in fertilizer. We participate in the organic fertilizer sub-segment of the fertilizer industry. We believe that the demand for organic fertilizers will increase in the next several years due to favorable trends including changing preferences for non-synthetic fertilizers, increasing environmental awareness among consumers and the improving economy.

Bio-fuels

Processed used cooking oil and tallow can be used as feed stocks for the production of bio-fuels. The production of bio-fuels is not supply-constrained but is instead demand-driven, as many industrialized countries have policies in place that mandate the inclusion of a minimum amount of bio-fuel additives to traditional petroleum blends, and many have proposed to increase these percentages significantly in the future. The E.U., for example, is moving toward a mandatory bio-fuel usage of 10% of the energy used for transport by 2020. The U.S. is targeting 30% of energy use to be generated from bio-fuels by 2030 and also recently passed legislation that mandates minimum levels of bio-fuel consumption. Government mandates for the use of alternative fuels have also been enacted in many developing countries, including China, India and Brazil.

Competitive Strengths

The Company is distinguished by the following competitive strengths:

National platform with geographic breadth and scale.

•	We are the largest U.S. independent provider of rendering and bakery waste recycling and recovery solutions to the nation’s food industry, based on the aggregate volume of materials processed.

•	We have an expansive geographic network, with over 130 processing and transfer facilities in 42 states and an extensive in-house fleet of trucks, trailers and railroad cars.

•

We believe our national platform, including our national service center, allows us to serve more efficiently, and makes us a more attractive partner to, large national accounts, such as restaurant chains and other food service establishments.

•

Our processing and transfer facilities are strategically located close to our raw material suppliers to allow us to deliver our raw materials to plants for processing within 24 hours, which minimizes transportation costs and reduces spoilage.

•	Our high route density for raw materials collection allows us to leverage our transportation fleet and other operating assets more efficiently.

Leading market positions and diversified base of raw materials.

•	We have a leading market position in each of beef, pork and poultry rendering and are the leading processor of bakery waste in the United States.

•	We are the only nationwide processor of used cooking oil and trap grease in the United States and we currently collect such raw materials from approximately 12% of all U.S. restaurant locations.

•	Our leading market positions provide us with a diverse mix of raw materials and access to each of the key raw material markets, including the growing market for poultry production.

•	The Merger improves the fat sourcing alternatives for the conversion of fats, primarily animal fats and used cooking oil, and potentially other feed stocks, into renewable diesel or other fuels.

Strong industry fundamentals.

We believe that we benefit from the following industry fundamentals:

•

Human consumption of protein has created a strong ongoing demand for beef and pork, and strong and growing demand for poultry, the processing of which provides us with a recurring source of raw materials. Strong restaurant industry and bakery industry demand, which stand to benefit further from any future improvements in the economy, also provide a recurring source of used cooking oil and bakery waste, which are important raw materials for us.

•

The demand for beef, pork, poultry and bakery products continues to drive demand and support pricing for our finished products. We believe that increased standards of living globally will lead over time to increased demand for protein globally, which in turn will support demand for our finished products for use in animal feeds.

•

Increasing mandates for the use of bio-fuels in the United States and abroad have escalated demand for bio-fuel feed stocks. This in turn drives demand for our products, such as our rendered animal fats and recycled oils that may be used as bio-fuel feed stocks. These mandates also increase demand for other commodities such as corn and soybean oil, which are also used in animal feed. When corn and soybeans are used as bio-fuel feed stock, demand for our products for use in animal feeds is indirectly supported.

Long-term relationships with our customers and a solid reputation for outstanding and reliable service.

We believe we have developed strong long-term relationships with our customers, who are suppliers of raw materials and in many instances also consumers of our finished products. For example, Darling’s top ten customers have been customers for an average of more than 20 years. We believe the following factors have contributed to our success:

•	Animal and food by-product disposal is “mission critical” in the processes of our customers, and we believe we have a solid reputation for outstanding and reliable service.

•

We are able to collect and process raw materials efficiently due to the strategic location of our processing and transfer facilities in close proximity to our primary raw material suppliers. In many cases our own collection equipment is integrated within the disposal processes of our large rendering and bakery waste customers, which would result in higher switching costs for these customers should they consider alternative solutions for the removal of their rendering by-products and bakery waste.

Product and process innovation and investment

•

We have a long history of innovation and are able through Griffin to utilize our experience and technical expertise to produce value-added feed formulations that improve digestibility and caloric content. We have also developed formulations for organic fertilizers from our rendering by-products. These products are sold at a significant premium to other commodity products.

•

We have made significant investments in our processing facilities for rendering activities and bakery waste processing, which cannot be easily duplicated. Operating in the recycling and recovery industry requires us to maintain permits issued by state and local governments to operate each plant, and to comply with the requirements of the various agencies responsible for the regulation of food safety, including the FDA, USDA, FSIS and state departments of agriculture.

Consistent cash flow generation.

•	Our long-term relationships with our largest customers provide us with a stable, recurring base of revenues.

•

The strong correlation between the supply of raw material inputs and the demand for our products, particularly animal feeds, provides us with the opportunity to grow our business as the U.S. protein industry grows.

•

Currently, approximately 70% of Darling’s annual volume of rendering raw materials, 45% of used cooking oil raw materials and all of Griffin’s poultry and bakery waste raw materials are acquired on a “formula” basis. Our utilization of formula-based pricing contracts allows us to earn a margin on the corresponding raw materials we process, regardless of the effect of commodity price volatility on the price of our finished products, which helps to mitigate our exposure to changing commodity prices.

Experienced management team.

•	Our senior management team includes seasoned veterans with strong reputations and diverse business experience within our industry and a successful track record of managing and growing our businesses.

•	Members of both the Darling and the Griffin senior management teams have an average of more than 25 years of industry experience.

Company Strategies

The key elements of the Company’s strategy are as follows:

Successfully integrate Griffin’s operations.    The Merger has provided Darling with an opportunity to expand its nationwide footprint, diversify its rendering raw materials operations with the addition of Griffin’s poultry by- products operations, expand into the bakery waste recycling business and expand its portfolio of finished products beyond commodity products to include value-added, premium and brand name products in established industries, such as pet food and aquaculture. While we expect that Griffin will continue to operate on an independent basis immediately following the Merger in order to minimize operational disruptions, we believe we will be able to create synergies through:

•	the implementation of best practices between Darling and Griffin to enhance plant processing efficiency,

•	the consolidation and redesign of certain collection routes in areas where our operations are in close proximity in Florida, Georgia, Indiana, Texas and Ohio,

•	our expanded footprint and enhanced ability to serve national accounts,

•	the scale and arbitrage of our finished products to proper markets and the transfer of a value-add approach for beef and pork, and

•	the integration of our administrative functions and sales and distribution networks, which we believe will result in incremental cost savings.

Expand capacity.    Where we believe it is profitable to do so, we expect to continue to make discretionary investments in our processing facilities in order to expand our capacity and efficiency. Investing in our operations will allow us to increase the volume of raw materials processed, and, in turn, the volume of finished products we sell.

Reduce leverage.    We intend to reduce leverage through the generation of free cash flow. The Senior Secured Credit Facilities require that we repay our outstanding indebtedness with excess cash, subject to certain exceptions and limitations. Subject to market and other conditions, we may raise additional equity capital to reduce our leverage.

Capture emerging opportunities in the renewable fuels market.    We are well positioned to benefit from the emergence of new product markets, including the market for next-generation, environmentally friendly renewable fuels. We announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into the JV Agreement with a wholly-owned subsidiary of Valero to form the Joint Venture. The Joint Venture will be owned 50%/50% with Valero and was formed to design, engineer, construct and operate the Facility capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, to be located adjacent to Valero’s refinery in Norco, Louisiana. The addition of Griffin’s operations will approximately double the cooking oil feed stock available to the Joint Venture. In addition to the Joint Venture, we intend to continue to actively evaluate other opportunities to utilize our by-products in new, alternative product markets as they emerge.

Selectively pursue strategic alliances and acquisitions to enhance our business.    Since 2004, Darling has acquired and successfully integrated nine companies. These strategic acquisitions have allowed Darling to diversify its raw material supply, products and customer base. We will continue to evaluate potential acquisitions selectively and opportunistically. While certain large-scale acquisition candidates exist in the industry, we expect that potential acquisitions will primarily be smaller companies that will fill in or extend our collection routes or small rendering operations that will allow us to better serve our customer base. In addition to our joint venture with Valero, we may also pursue partnerships and commercial agreements to diversify our product offerings and take advantage of potential changes in our industry.

Recent Developments

Recent Financial Information.

For the three months and year ended January 1, 2011, we believe that revenue will be in the range of $222.0 to $232.0 million and $719.7 to $729.7 million, respectively, net income will be in the range of $9.5 to $12.5 million and $43.7 to $46.7 million, respectively, earnings per share will be in the range of $0.12 to $0.15 and $0.53 to $0.56, respectively, and EBITDA will be in the range of $28.5 to $34.0 million and $108.2 to $113.5 million, respectively. Net income, EBITDA and earnings per share each include one-time transaction costs of $10 million related to Darling’s acquisition of Griffin, which closed on December 17, 2010. (When adjusted to exclude such one-time transaction costs of $10 million, for the three months and year ended January 1, 2011, adjusted net income will be in the range of $16.0 to $19.0 million and $50.2 to $53.2 million, respectively, adjusted EBITDA will be in the range of $39.0 to $44.0 million and $118.7 to $123.7 million, respectively, and adjusted earnings per share will be in the range of $0.19 to $0.22 and $0.60 to $0.63, respectively.) The financial results of Griffin are included in these estimated ranges for the period from December 17, 2010 through January 1, 2011. These estimated ranges are preliminary and may change. We and our auditors have not begun our normal quarterly and annual review procedures for the quarter and year ended January 1, 2011, and there can be no assurance that our final results for either this quarterly or annual period will not differ from these estimates, including as a result of quarter-end and year-end closing procedures or review adjustments, and any such changes could be material. In addition, these estimates should not be viewed as a substitute for financial statements prepared in accordance with GAAP or as a measure of our performance. Lastly, these preliminary results of operations for the three months and year ended January 1, 2011, are not necessarily indicative of the results to be achieved for any future period.

Below is a reconciliation of estimated net income to EBITDA, on both an adjusted and unadjusted basis:

$ in millions	For the Fourth Quarter in the Fiscal Year:				For the Fiscal Year:
	2010E Range		2010E As Adjusted Range		2010E Range		2010E As Adjusted Range
	Low	High	Low	High	Low	High	Low	High
Net Income (Loss)	$9.5	$12.5	$16.0	$19.0	$43.7	$46.7	$50.2	$53.2
Depreciation and Amortization	9.3	9.3	9.2	9.2	31.2	31.2	31.1	31.1
Interest Expense	4.5	4.8	4.6	4.8	8.9	9.2	9.0	9.2
Income Tax Expense	5.2	7.4	9.2	11.0	24.4	26.4	28.4	30.2
EBITDA	$28.5	$34.0	$39.0	$44.0	$108.2	$113.5	$118.7	$123.7

As a result of the foregoing considerations and the other limitations on non-GAAP measures described herein, investors are cautioned not to place undue reliance on this preliminary financial information. See “Risk Factors—Risks Related to The Company—There are material limitations with making estimates of our results for current or prior periods prior to the completion of our and our auditors’ normal review procedures for such periods,” “Risk Factors,” “Forward-Looking Statements,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Joint Venture with Valero and U. S. Department of Energy (“DOE”) Loan Guarantee

We announced on January 21, 2011 that a wholly-owned subsidiary of Darling formed the Joint Venture with a wholly-owned subsidiary of Valero for the purpose of constructing, owning and operating the Facility, capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, to be located adjacent to Valero’s refinery in Norco, Louisiana. See “Summary—Our Business—Renewable Fuels / Biodiesel” for a description of the Joint Venture and the Facility. The Joint Venture intends to construct the Facility under an engineering, procurement and construction contract (“EPC Contract”) that will help limit the risk of cost overruns of the Facility.

On January 20, 2011, the DOE offered to the Joint Venture a conditional commitment to issue an approximately $241 million loan guarantee (the “DOE Guarantee”) under the Energy Policy Act of 2005 to support the construction of the Facility. Each of Darling and Valero will be required, as a condition to the DOE Guarantee, to guarantee the completion of the Facility on a several (but not joint and several) basis; however, our obligations under the completion guarantee will be eliminated if Congress repeals the biomass-based diesel mandate under the Renewable Fuel Standard 2 program (“RSF2”) in its entirety. Through equity investments into the Joint Venture, each of Darling and Valero are committed to contributing approximately $93.2 million (the “Equity Commitment”) of the estimated aggregate costs of approximately $427.0 million for completion of the Facility. We expect to fund this commitment over the next two years. Until our Equity Commitment has been paid in full or termination of the DOE Guarantee, we are required to fund $27 million less the pro rata portion of our Equity Commitment made prior to such date (“Initial Funding”) into a segregated financial account, the proceeds of which will be used solely to fund our Equity Commitment required under the DOE Guarantee and its related documentation. Our funds on deposit in such segregated financial account cannot at any time be lower than the Initial Funding less one third of the portion of the Equity Commitment that we have made. In addition, we will be required to maintain cash and/or credit availability sufficient to fund our full Equity Commitment, less any amounts in the segregated account. Further, each of Darling and Valero are required to each fund 50% of any cost overruns incurred in connection with the construction of the Facility.

We estimate that if the Facility had been operating at full capacity in each year from January 2001 through December 2010, it would have generated an average of approximately $108.0 million in annual Joint Venture EBITDA during such ten-year period. This estimate was calculated by (i) assuming that the Facility utilized a combination of YG and inedible tallow as its feedstock over such period, and utilizing average YG and inedible tallow prices in each of such years based on the Jacobsen index, (ii) utilizing the average price of #2 diesel fuel for the Gulf Coast as reported by the Energy Information Administration in the United States in each such year, (iii) adding a $1.10 per gallon “green premium” (as described below) to each gallon of renewable diesel produced by the Facility, (iv) assuming that other Facility byproducts, such as naphtha, butane and propane, were sold at their yearly average prices as reported by various industry-recognized indices and (v) assuming that the Facility incurred normal operating costs, principally natural gas, utilizing the average price of natural gas in each such year, as reported by the Energy Information Administration for industrial users in Louisiana, and plant labor (including benefits) based on estimated staffing using local applicable employment costs in Louisiana in each year for similarly skilled employees. The $1.10 per gallon “green premium” included in our assumptions was calculated by adding (i) the current federal tax credit for renewable fuels of $1.00 per gallon and (ii) an assumed $0.10 per gallon in Renewable Identification Number (“RIN”) value. (EPA regulations require that a distinct 38-digit RIN must be assigned to each gallon of renewable fuel produced in or imported into the United States, in order to track the implementation of the EPA mandates for use of renewable fuels. A separate trading market for RINs has developed, permitting companies to purchase RINs as credits towards meeting the EPA mandate to include renewable fuels in their products. RIN values are derived from this trading market.)

The foregoing estimated historical annual average EBITDA for the Joint Venture for the years 2001 through 2010 is not intended to be indicative of the actual or anticipated future financial performance, including the actual or anticipated future EBITDA, of the Joint Venture. Many factors beyond our control and beyond the control of the Joint Venture will impact the future financial performance of the Joint Venture. Some of these factors include (i) the ability of the Joint Venture to successfully construct and commission the Facility, (ii) the ability of the Facility to operate at maximum capacity consistently or at all, (iii) the costs of raw materials used as feedstock for the Facility, which are commodities and can vary dramatically in pricing depending on numerous domestic and global factors, (iv) operating costs, which may substantially exceed those used in calculating the estimate, (v) the ability of the Joint Venture to operate without significant downtime for non-scheduled repairs, (vi) the average price per gallon of #2 diesel fuel in the United States, (vii) the ability of the Joint Venture to successfully market and sell its products, which have not been widely sold in the United States to date, (viii) the continuing U.S. mandate for renewable fuels, including the availability and amount of tax credits and RIN values to subsidize the costs of manufacturing renewable fuels, (ix) the willingness of consumers to pay a “green premium” in order to utilize renewable fuels in their vehicles, (x) the continued commercial viability of the refining process chosen by the Joint Venture and (xi) the continued recovery of the United States and global economies to support demand for alternative and traditional hydrocarbon-based fuels. We can provide no assurance that some or all of these factors, or other factors that are not currently known to us or that we have failed to identify, will not significantly impact the financial and commercial viability of the Joint Venture.

Construction of the Facility remains contingent upon, among other things, (i) the completion of the definitive documentation for the loan related to the DOE Guarantee, (ii) the finalization of the Joint Venture’s initial project execution plan and business plan, and (iii) the final approval of our board of directors and Valero’s board of directors. For more information on the Joint Venture, see our Current Report on Form 8-K, filed with the SEC on January 21, 2011 (which is incorporated by reference herein). See also “Risk Factors—Risks Related to the Company—The renewable diesel joint venture with Valero will subject us to a number of risks.”

THE OFFERING

Issuer	Darling International Inc.

Common Stock Offered by us	24,193,548 shares offered.

Common Stock Outstanding After This Offering	116,753,219 shares.

Underwriters’ Over-allotment Option	The underwriters have an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 3,629,032 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any. Certain stockholders of Darling International Inc. have the right to offer their shares of common stock in the over-allotment option and have elected to do so.

Use of Proceeds	The net proceeds to us from the offering will be approximately $292 million based on a public offering price of $12.70. We intend to use the net proceeds from this offering received by us to reduce our indebtedness and for other general corporate purposes. The repayment of such indebtedness will provide us with additional debt capacity and cash from operations to use in the Joint Venture. We will not receive any proceeds from the sale of any shares of common stock in this offering by the selling stockholders.

Risk Factors	An investment in our common stock involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein and, in particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” beginning on page S-15 of this prospectus supplement and page 5 of the accompanying prospectus, before deciding whether to purchase our common stock in this offering.

NYSE Symbol	Our common stock is listed on the NYSE under the symbol “DAR.”

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ over-allotment option has not been exercised.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the specific risks described below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. Each of the risks described below could adversely and materially affect our business, financial condition and operating results. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus supplement. For more information see the sections of this prospectus supplement titled “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to the Company

The prices of our products are subject to significant volatility associated with commodities markets.

Our finished products are, with certain exceptions, commodities, the prices of which are quoted on, or derived from prices quoted on, established commodity markets. Accordingly, our results of operations will be affected by fluctuations in the prevailing market prices of these finished products or of other commodities that may be substituted for our products by our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs or energy policies, changes in international agricultural trading policies, impact of disease outbreaks on protein sources and the potential effect on supply and demand as well as weather conditions during the growing and harvesting seasons. While we seek to mitigate the risk associated with price declines, including through the use of formula pricing tied to commodity prices for a substantial portion of our raw materials, a significant decrease in the market price of our products or of other commodities that may be substituted for our products would have a material adverse effect on our results of operations and cash flow.

In addition, increases in the market prices of raw materials would require us to seek increased selling prices for our premium, value-added and branded products to avoid margin deterioration. There can be no assurance as to whether we could implement future selling price increases in response to increases in the market prices of raw materials or how any such price increases would affect future sales volumes to our customers. Our results of operations would be adversely affected in the future by this volatility.

Our business is dependent on the procurement of raw materials, which is the most competitive aspect of our business.

Our management believes that the most competitive aspect of our business is the procurement of raw materials rather than the sale of finished products. Pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize “captive” renderers. Simultaneously, the number of small meat processors, which have historically been a dependable source of supply for non-captive renderers, such as us, has decreased significantly. The slaughter rates in the meat processing industry have declined in certain recent periods, and as a result, during such periods of decline, the availability, quantity and quality of raw materials available to the independent renderers decreases. In addition, we have seen an increase in the use of restaurant grease in the production of biodiesel, which has increased competition for the collection of used cooking oil. Furthermore, the general performance of the U.S. economy, declining

U.S. consumer confidence and the inability of consumers and companies to obtain credit due to the current lack of liquidity in the financial markets has had a negative impact on our raw material volume, such as through the forced closure of certain of our raw material suppliers. A significant decrease in available raw materials or a closure of a raw material supplier could materially and adversely affect our business and results of operations, including the carrying value of our assets.

The rendering and restaurant services industry is highly fragmented and very competitive. We compete with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products, bakery waste processing and used cooking oil provided by trash haulers, waste management companies and biodiesel companies, as well as the alternative of illegal disposal. In addition, restaurants experience theft of used cooking oil. Depending on market conditions, we either charge a collection fee to offset a portion of the cost incurred in collecting raw material or will pay for the raw material. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of our collection fees being deemed too expensive or otherwise, our raw material supply will decrease and our collection fee revenues will decrease, which could materially and adversely affect our business and results of operations.

A majority of Darling’s volume of rendering raw materials and all of Griffin’s rendering and bakery feed raw materials are acquired on a “formula basis,” which in most cases is set forth in contracts with our suppliers, generally with multi-year terms. These “formulas” allow us to manage the risk associated with decreases in commodity prices by adjusting our costs of materials based on changes in the price of our finished products, while also permitting us, in certain cases, to benefit from increases in commodity prices. The formulas provided in these contracts are reviewed and modified both during the term of, and in connection with the renewal of, the contracts to maintain an acceptable level of sharing between us and our suppliers of the costs and benefits from movements in commodity prices. Changes to these formulas or the inability to renew such contracts could have a material adverse effect on our business, results of operations and financial condition.

We are highly dependent on natural gas and diesel fuel.

Our operations are highly dependent on the use of natural gas and diesel fuel. We consume significant volumes of natural gas to operate boilers in our plants, which generates steam to heat raw material. Natural gas prices represent a significant cost of facility operations included in cost of sales. We also consume significant volumes of diesel fuel to operate our fleet of tractors and trucks used to collect raw material. Diesel fuel prices represent a significant component of cost of collection expenses included in cost of sales. Although prices for natural gas and diesel fuel remained relatively low during 2010 as compared to recent history, these prices can be volatile and there can be no assurance that these prices will not increase in the near future, thereby representing an ongoing challenge to our operating results. Although we continually manage these costs and hedge our exposure to changes in fuel prices through our formula pricing and derivatives, a material increase in energy prices for natural gas and diesel fuel over a sustained period of time could materially adversely affect our business, financial condition and results of operations.

A significant percentage of our revenue is attributable to a limited number of suppliers and customers.

In fiscal 2009, Darling’s top ten customers for finished products accounted for 25.3% of product sales. In addition, its top ten raw material suppliers accounted for 24.8% of its raw material supply in the same period. In fiscal 2009, Griffin’s top ten customers for its finished products accounted for approximately 40.7% of its total finished products sales, with approximately 12.5% of that revenue generated from its largest customer. In addition, Griffin’s top ten bakery feed raw materials suppliers provided 53.2% of the total volume of such raw materials processed by Griffin in the same period. Griffin’s largest bakery feed supplier accounted for 11.4% of its total bakery feed raw materials volume in the same period. A disruption to, termination of, or modifications to our relationships with any of our significant suppliers or customers could cause our businesses to suffer significant financial losses and could have a material adverse impact on our business, earnings, financial condition and/or cash flows.

Certain of our operating facilities are highly dependent upon a single or a few suppliers.

Certain of our rendering facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty or otherwise cease using our collection services, these operating facilities may be materially and adversely affected, which could materially and adversely affect our business, earnings, financial condition and/or cash flows.

Our efforts to combine Darling’s business and Griffin’s business may not be successful.

The acquisition of Griffin is the largest and most significant acquisition Darling has undertaken. Our management will continue to be required to devote a significant amount of time and attention to the process of integrating the operations of Darling’s business and the business of Griffin, which may decrease the time it will have to serve existing customers, attract new customers and develop new services or strategies. Although Darling expects that Griffin’s business will operate to a significant extent on an independent basis and that it will not require significant integration going forward for us to continue the operations of Griffin’s business, this may not prove to be the case. The size and complexity of Griffin’s business and the process of using Darling’s existing common support functions and systems to manage Griffin’s business after the Merger, if not managed successfully by our management, may result in interruptions in our business activities, a decrease in the quality of our services, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the growth opportunities and cost synergies that we anticipated from the Merger.

The benefits that we expect to achieve as a result of the Merger will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Darling’s and Griffin’s businesses and operations and the adoption of our respective best practices. Even if we are able to integrate Darling’s and Griffin’s businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration within the anticipated time frame or at all. For example, the combined company may be unable to eliminate duplicative costs. Moreover, the combined company may incur substantial expenses in connection with the integration of Darling’s and Griffin’s businesses and operations. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately and may exceed current estimates. Accordingly, the benefits from the Merger may be offset by unanticipated costs incurred or unanticipated delays in integrating the companies.

Our business may be affected by energy policies of U.S. and foreign governments.

Pursuant to the requirements established by the Energy Independence and Security Act of 2007 on February 3, 2010, the U.S. Environmental Protection Agency (“EPA”) finalized regulations for the National Renewable Fuel Standard Program (“RFS2”). The regulation mandates that transportation fuels used domestically consist of biomass-based diesel (biodiesel or renewable diesel) of 1.15 billion gallons in 2010, 0.8 billion gallons in 2011 and 1.0 billion gallons in 2012. Beyond 2012 the regulation requires a minimum of 1.0 billion gallons of biomass-based diesel for each year through 2022 and such amount is subject to increase by the EPA Administrator. Biomass-based diesel also qualifies to fulfill the non-specified portion of the advanced bio-fuel requirement. In order to qualify as a “renewable fuel” each type of fuel from each type of feed stock is required to lower greenhouse gas emissions (“GHG”) by levels specified in the regulation. The EPA has determined that bio-fuels (either biodiesel or renewable diesel) produced from waste oils, fats and greases result in an 86% reduction in GHG emissions, exceeding the 50% requirement established by the regulation. Prices for our finished products may be impacted by worldwide government policies relating to renewable fuels and greenhouse gas emissions. Programs like RFS2 and tax credits for bio-fuels both in the United States and abroad may positively impact the demand for our finished products. Accordingly, changes to, a failure to enforce or discontinuing any of these programs could have a negative impact on our business and results of operations.

There are material limitations with making estimates of our results for current or prior periods prior to the completion of our and our auditors’ normal review procedures for such periods.

The estimated results contained in “Summary—Recent Developments” are not a comprehensive statement of our financial results for the quarter and year ended January 1, 2011, and have not been reviewed or audited by our independent registered public accounting firm. Our consolidated financial statements for the quarter and year ended January 1, 2011, will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. The final financial results for the quarter and year ended January 1, 2011, may vary from our expectations and may be materially different from the preliminary financial estimates we have provided due to completion of quarterly and annual close procedures, final adjustments and other developments that may arise between now, the end of such quarterly and annual period and the time the financial results for this period are finalized. Accordingly, investors should not place undue reliance on such financial information.

We may incur material costs and liabilities in complying with government regulations.

We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies include:

•	The Food and Drug Administration (“FDA”), which regulates food and feed safety;

•	The U.S. Department of Agriculture, including its agencies Animal and Plant Health Inspection Service and Food Safety Inspection Service, which regulates collection and production methods;

•	The EPA, which regulates air and water discharge requirements, as well as local and state agencies, which monitor air and water discharges;

•	State Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality;

•	The U.S. Department of Transportation, as well as local and state transportation agencies, which regulate the operation of our commercial vehicles;

•	The Occupational Safety and Health Administration, which is the main federal agency charged with the enforcement of safety and health legislation; and

•	The SEC, which regulates securities and information required in annual and quarterly reports filed by publicly traded companies.

The applicable rules and regulations promulgated by these agencies may influence our operating results at one or more facilities. Furthermore, the loss of or failure to obtain necessary federal, state or local permits and registrations at one or more of our facilities could halt or curtail operations at impacted facilities, which could adversely affect our operating results. Our failure to comply with applicable rules and regulations could subject us to: (i) administrative penalties and injunctive relief; (ii) civil remedies, including fines, injunctions and product recalls; and (iii) adverse publicity. There can be no assurance that we will not incur material costs and liabilities in connection with these rules and regulations.

Seasonal factors and weather can impact the quality and volume of raw materials that we process.

The quantity of raw materials available to us is impacted by seasonal factors, including holidays, when raw material volume declines, and cold weather, which can impact the collection of raw material. In addition, warm weather can adversely affect the quality of raw material processed and our yield on production due to more rapidly degrading raw materials. The quality and volume of finished product that we are able to produce could be negatively impacted by unseasonable weather or unexpected declines in the volume of raw material available during holidays, which in turn could have a material adverse impact on our business, results of operations and financial condition.

Downturns and volatility in global economies and commodity and credit markets could materially adversely affect our business and results of operations.

Our results of operations are materially affected by the state of the global economies and conditions in the credit, commodities and stock markets. Among other things, we may be adversely impacted if our domestic and international customers and suppliers are not able to access sufficient capital to continue to operate their businesses or to operate them at prior levels. A decline in consumer confidence or changing patterns in the availability and use of disposable income by consumers can negatively affect both our suppliers and customers. Declining discretionary consumer spending or the loss or impairment of a meaningful number of our suppliers or customers could lead to a dislocation in either raw material availability or customer demand. Tightened credit supply could negatively affect our customers’ ability to pay for our products on a timely basis or at all and could result in a requirement for additional bad debt reserves. Although many of our customer contracts are formula-based, continued volatility in the commodities markets could negatively impact our revenues and overall profits. Counterparty risk on finished product sales can also impact revenue and operating profits when customers either are unable to obtain credit or refuse to take delivery of finished product due to market price declines. In addition, a lender in our credit facilities may be unable to fund its portion of the commitment, the impact of which could materially affect our financial condition.

Our business may be affected by the impact of BSE and other food safety issues.

Effective August 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals (referred to herein as the “BSE Feed Rule”) to prevent further spread of BSE, commonly referred to as “mad cow disease.” Detection of the first case of BSE in the United States in December 2003 resulted in additional U.S. government regulations, finished product export restrictions by foreign governments, market price fluctuations for our finished products and reduced demand for beef and beef products by consumers. Even though the export markets for U.S. beef have been significantly re-opened, most of these markets remain closed to MBM derived from U.S. beef. Continued concern about BSE in the United States may result in additional regulatory and market related challenges that may affect our operations or increase our operating costs.

With respect to BSE in the United States, on October 26, 2009, the FDA began enforcing new regulations intended to further reduce the risk of spreading BSE (“Enhanced BSE Rule”). These new regulations included amending the BSE Feed Rule to prohibit the use of tallow having more than 0.15% insoluble impurities in feed for cattle or other ruminant animals. In addition, the FDA implemented rules that prohibit the use of brain and spinal cord material from cattle aged 30 months and older or the carcasses of such cattle, if the brain and spinal cord are not removed, in the feed or food for all animals (“Prohibited Cattle Materials”). Tallow derived from Prohibited Cattle Materials that also contains more than 0.15% insoluble impurities cannot be fed to any animal. We have followed the Enhanced BSE Rule since it was first published in 2008 and have made capital expenditures and implemented new processes and procedures to be compliant with the Enhanced BSE Rule at all of our operations. Based on the foregoing, while we acknowledge that unanticipated issues may arise as the FDA continues to implement the Enhanced BSE Rule and conducts compliance inspections, we do not currently anticipate that the Enhanced BSE Rule will have a significant impact on our operations or financial performance. Notwithstanding the foregoing, we can provide no assurance that unanticipated costs and/or reductions in raw material volumes related to our implementation of and compliance with the Enhanced BSE Rule will not negatively impact our operations and financial performance.

With respect to human food, pet food and animal feed safety, the Food and Drug Administration Amendments Act of 2007 (the “Act”) was signed into law on September 27, 2007 as a result of Congressional concern for pet and livestock food safety, following the discovery in March 2007 of pet and livestock food that contained adulterated imported ingredients. The Act directs the Secretary of Health and Human Services and the FDA to promulgate significant new requirements for the pet food and animal feed industries. As a prerequisite to new requirements specified by the Act, the FDA was directed to establish a Reportable Food Registry, which was implemented on September 8, 2009. On June 11, 2009, the FDA issued “Guidance for Industry: Questions and Answers Regarding the Reportable Food Registry as Established by the Food and Drug Administration Amendments Act of 2007: Draft Guidance.” Stakeholder comments and questions about the Reportable Food Registry that were submitted to the docket or during public meetings were incorporated into a second draft guidance (“RFR Draft Guidance”), which was published on September 8, 2009. In the RFR Draft Guidance, the FDA defined a reportable food, which the manufacturer or distributor would be required to report in the Reportable Food Registry, to include materials used as ingredients in animal feeds and pet foods, if there is reasonable probability that the use of such materials will cause serious adverse health consequences or death to humans or animals. The FDA issued a second version of its RFR Draft Guidance in May 2010 without finalizing it. On July 27, 2010, the FDA released “Compliance Policy guide Sec. 690.800, Salmonella in Animal Feed, Draft Guidance” (“Draft CPG”), which describes differing criteria to determine whether pet food and farmed animal feeds that are contaminated with salmonella will be considered to be adulterated under section 402(a)(1) of the Food Drug and Cosmetic Act. According to the Draft CPG, any finished pet food contaminated with any species of salmonella will be considered adulterated because such feeds have direct human contact. Finished animal feeds intended for pigs, poultry and other farmed animals, however, will be considered to be adulterated only if the feed is contaminated with a species of salmonella that is considered to be pathogenic for the animal species that the feed is intended for. The impact of the Act and implementation of the Reportable Food Registry on us, if any, will not be clear until the FDA finalizes its RFR Draft Guidance and the Draft CPG, neither of which were finalized as of the date of this prospectus supplement. We believe that we have adequate procedures in place to assure that our finished products are safe to use in animal feed and pet food and we do not currently anticipate that the Act will have a significant impact on our operations or financial performance. Any pathogen, such as salmonella, that is correctly or incorrectly associated with our finished products could have a negative impact on the demands for our finished products.

In addition, on January 4, 2011, President Barack Obama signed the Food Safety Modernization Act (“FSMA”) into law. As enacted, the FSMA gave the FDA new authorities, which became effective immediately. Included among these is mandatory recall authority for adulterated foods that are likely to cause serious adverse health consequences or death to humans or animals, if the responsible party fails to cease distribution and recall such adulterated foods voluntarily. In addition, the FSMA requires the FDA to develop new regulations that, among other provisions, places additional registration requirements on food and feed producing firms; requires registered facilities to perform hazard analyses and to implement preventive plans to control those hazards identified to be reasonably likely to occur; increases the length of time that records are required to be retained; and regulate the sanitary transportation of food. Such new food safety provisions will require new FDA rulemaking and increased federal appropriations before the provisions can be implemented. We have followed the FSMA throughout its legislative history and implemented hazard prevention controls and other procedures that we believe will be needed to comply with the FSMA. Such legislation could, among other things, require us to amend certain of our other operational policies and procedures. While unforeseen issues and requirements may arise as the FDA promulgates the new regulations provided for by the FSMA, we do not anticipate that the costs of compliance with the FSMA will materially impact our business or operations.

Our business may be negatively impacted by the occurrence of any disease correctly or incorrectly linked to animals.

The emergence of 2009 H1N1 flu (initially known as “Swine Flu”) in North America during the spring of 2009 was initially linked to hogs even though hogs have not been determined to be the source of the outbreak in humans. The 2009 H1N1 flu has since spread to affect the human populations in countries throughout the world, although as of the date of this prospectus supplement its severity is similar to seasonal flu and it has had little impact on hog production. The occurrence of H1N1 or any other disease that is correctly or incorrectly linked to animals and which has a negative impact on meat or poultry consumption or animal production could have a negative impact on the volume of raw materials available to us or the demand for our finished products. Another such animal disease is avian influenza (“H5N1”), or Bird Flu, which is a highly contagious disease affecting chickens and other poultry species throughout Asia and Europe. The H5N1 strain is highly pathogenic, which has caused concern that a pandemic could occur if the disease migrates from birds to humans. This highly pathogenic strain has not been detected in North or South America as of the date of this prospectus supplement, but low pathogenic strains that are not a threat to human health have occurred in the United States and Canada in recent years. The USDA has developed safeguards to protect the U.S. poultry industry from H5N1. These safeguards are based on import restrictions, disease surveillance and a response plan for isolating and depopulating infected flocks if the disease is detected. Notwithstanding these safeguards, any significant outbreak of Bird Flu in the United States could have a material negative impact on our business by reducing demand for MBM and reducing the availability of poultry by-products.

The emergence of these types of diseases that are in or associated with animals and have the potential to also threaten humans has created concern that such diseases could spread and cause a global pandemic. Even though such a pandemic has not occurred, governments may be pressured to address these concerns and prohibit imports of animals, meat and animal by-products from countries or regions where the disease is detected. The occurrence of Swine Flu, Bird Flu or any other disease in the United States that is correctly or incorrectly linked to animals and has a negative impact on meat or poultry consumption or animal production could have a material negative impact on the volume of raw materials available to us or the demand for our finished products.

If we or our customers are the subject of product liability claims or product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We and our customers for whom we manufacture products may be exposed to product liability claims and adverse public relations if consumption or use of our products is alleged to cause injury or illness to humans or animals. In addition, we and our customers may be subject to product recalls resulting from developments relating to the discovery of unauthorized adulterations to food additives. Our insurance may not be adequate to cover all liabilities we incur in connection with product liability claims or product recalls. We may not be able to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against us or against one of our customers for whom we manufacture products, or our or their agreement to settle a product liability claim or a product recall, could also result in substantial and unexpected expenditures, which would reduce operating income and cash flow. In addition, even if product liability claims against us or our customers for whom we manufacture products are not successful or are not fully pursued, defending these claims would likely be costly and time-consuming and may require management to spend time defending the claims rather than operating our business and may result in adverse publicity.

Product liability claims, product recalls or any other events that cause consumers to no longer associate our brands or those of our customers for whom we manufacture products with high quality and safety, may hurt the value of our and their brands and lead to decreased demand for our products. In addition, as a result of any such claims against us or product recalls, we may be exposed to claims by our customers for damage to their reputations and brands. Product liability claims and product recalls may also lead to increased scrutiny by federal and state regulatory agencies of our operations and could have a material adverse effect on our brands, business, results of operations and financial condition.

Our operations are subject to various laws, rules and regulations relating to the protection of the environment and to health and safety, and we could incur significant costs to comply with these requirements or be subject to sanctions or held liable for environmental damages.

Our operations subject us to various and increasingly stringent federal, state, and local environmental, health and safety requirements, including those governing air emissions, wastewater discharges, the management, storage and disposal of materials in connection with our facilities and our handling of hazardous materials and wastes, such as gasoline and diesel fuel used by our trucking fleet and operations. Failure to comply with these requirements could have significant consequences, including penalties, claims for personal injury and property and natural resource damages, and negative publicity. Our operations require the control of air emissions and odor and the treatment and discharge of wastewater to municipal sewer systems and the environment. We operate boilers at many of our facilities and store wastewater in lagoons or discharge it to publicly owned wastewater treatment systems, surface waters or through land application. We operate and maintain a vehicle fleet to transport products to and from customer locations. We have incurred significant capital and operating expenditures to comply with environmental requirements, including for the upgrade of wastewater treatment facilities, and will continue to incur such costs in the future. We could be responsible for the remediation of environmental contamination and may be subject to associated liabilities and claims for personal injury and property and natural resource damages. We own or operate numerous properties, have been in business for many years and have acquired and disposed of properties and businesses. During that time, we or other owners or operators may have generated or disposed of wastes that are or may be considered hazardous or may have polluted the soil, surface water or groundwater at or around our facilities. Under some environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as CERCLA or Superfund, and similar state statutes, responsibility for the cost of cleanup of a contaminated site can be imposed upon any current or former site owners and operators, or upon any party that sent waste to the site, regardless of the lawfulness of the activities that led to the contamination. There can be no assurance that we will not face extensive costs or penalties that would have a material adverse effect on our financial condition and results of operations. For example, we have been named as a third-party defendant in a lawsuit pending in the Tierra/Maxus Litigation (as defined herein) and have received notice from the EPA with respect to alleged contamination in the Lower Passaic River area. Future developments, such as more aggressive enforcement policies, new laws or discoveries of unknown conditions, may also require expenditures that may have a material adverse effect on our business and financial condition.

In addition, increasing efforts to control emissions of greenhouse gases, or GHG, are likely to impact our operations. The EPA’s recent rule establishing mandatory GHG reporting for certain activities may apply to some of our facilities if we exceed the applicable thresholds. The EPA has also announced a finding relating to GHG emissions that may result in promulgation of GHG air quality standards. Legislation to regulate GHG emissions has been proposed in the U.S. Congress and a growing number of states are taking action to require reductions in GHG emissions. Future GHG emissions limits may require us to incur additional capital and operational expenditures. EPA regulations limiting exhaust emissions also became more restrictive in 2010, and on October 25, 2010, the NHTSA and the EPA proposed new regulations that would govern fuel efficiency and GHG emissions beginning in 2014. Compliance with such regulations could increase the cost of new fleet vehicles and increase our operating expenses. Compliance with future GHG regulations may require expenditures that could affect our results of operations.

Our success is dependent on our key personnel.

Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our results of operations and prospects. We believe that our future success will depend in part on our ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for these types of skilled personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain these personnel could materially adversely affect our business and results of operations.

In certain markets we are highly dependent upon a single operating facility and various events beyond our control can cause interruption in the operation of our facilities, which could adversely affect our business in those markets.

Our facilities are subject to various federal, state and local environmental and other permitting requirements, depending on their locations. Periodically, these permits may be reviewed and subject to amendment or withdrawal. Applications for an extension or renewal of various permits may be subject to challenge by community and environmental groups and others. In the event of a casualty, condemnation, work stoppage, permitting withdrawal or delay or other unscheduled shutdown involving one of our facilities, in a majority of our markets we would utilize a nearby operating facility to continue to serve our customers. In certain markets, however, we do not have alternate operating facilities. In the event of a casualty, condemnation, work stoppage, permitting withdrawal or delay or other unscheduled shutdown in these markets, we may experience an interruption in our ability to service our customers and to procure raw materials. This may materially and adversely affect our business and results of operations in those markets. In addition, after an operating facility affected by a casualty, condemnation, work stoppage, permitting withdrawal or delay or other unscheduled shutdown is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use our services.

The renewable diesel joint venture with Valero will subject us to a number of risks.

We announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into the JV Agreement with a wholly-owned subsidiary of Valero to form the Joint Venture. The Joint Venture will be owned 50% / 50% with Valero and was formed to design, engineer, construct and operate the Facility, which will be capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, to be located adjacent to Valero’s refinery in Norco, Louisiana. We intend to construct the Facility under the EPC Contract that will fix our maximum economic exposure for the cost of the Facility. On January 20, 2011, the DOE offered to the Joint Venture a conditional commitment to issue the DOE Guarantee under the Energy Policy Act of 2005 to support the construction of the Facility. Each of Darling and Valero will be required, as a condition to the DOE Guarantee, to guarantee the completion of the Facility on a several (but not joint and several) basis; however, our obligations under the completion guarantee will be terminated if Congress repeals the biomass-based diesel mandate under RSF2 in its entirety. The ultimate cost of the Joint Venture to us cannot be determined until, among other things, further detailed engineering reports and studies have been completed. As part of the terms and conditions of the DOE Guarantee, until our Equity Commitment has been paid in full or repayment of the DOE Guarantee, we have to commit to, among other things, a sponsor completion guarantee covering certain costs of the construction of the Facility and we must maintain a cash balance of approximately $27 million (less the pro rata portion of our Equity Commitment made prior to such date) in a segregated financial account, the proceeds of which will be used solely to fund our Equity Commitment required under the DOE Guarantee and its related documentation. Our funds on deposit in such segregated financial account cannot at any time be lower than the Initial Funding less one third of the portion of the Equity Commitment that we have made. We will not have access to those funds for any other part of our business. In addition to the segregated financial account requirement, we will be required to maintain, on each business day, average availability under a debt facility and in cash and/or cash equivalents (including any amounts in the segregated financial account) sufficient to fund the full amount of our remaining Equity Commitment required under the DOE Guarantee and its related documentation. As a result of the requirements that we maintain a minimum cash balance in a segregated financial account and certain availability under a debt facility to cover our Equity Commitment, such committed funds will not be available to us for other purposes, including other business opportunities, development costs for other projects, working capital and general corporate needs. We are also required to pay for 50% of any cost overruns incurred in connection with the construction of the Facility. Further, we will have to grant a security interest in substantially all of the assets of the Joint Venture, including providing a pledge of all of our equity interests in the Joint Venture, for the benefit of the DOE until the loan guaranteed by the DOE Guarantee has been paid in full and the DOE Guarantee has terminated in accordance with its terms.

We may not be able to construct the Facility on acceptable terms or at all. If we commence construction of the Facility, the Joint Venture will require investment of significant financial resources and may require us to obtain additional equity financing or require us to incur additional indebtedness. There is no guarantee that the Facility will be constructed in a timely manner or at all. Further, while the two principal technologies to be licensed for the Joint Venture are established technologies, their use together in the manner currently contemplated for the Joint Venture is innovative and has not been previously employed. If the Facility is completed, there is no guarantee that the Joint Venture will be profitable or allow us to make a return on our investment, and we may lose our entire investment including any payments made under any of our guarantees. For additional information regarding the Joint Venture, see our Current Report on Form 8-K, filed with the SEC on January 21, 2011 (which is incorporated by reference herein).

The Joint Venture is dependent on governmental energy policies and programs, such as RFS2, which positively impact the demand for and price of renewable diesel. Any changes to, a failure to enforce or a discontinuation of any of these programs could have a material adverse affect on the Joint Venture. See “Risk Factors—Our business may be affected by energy policies of U.S. and foreign governments.” Similarly, the Joint Venture is subject to the risk that new or changing technologies may be developed that could meet demand for renewable diesel under governmental mandates in a more efficient or less costly manner than the technologies to be used by the Joint Venture, which could negatively affect the price of renewable diesel and have a material adverse affect on the Joint Venture.

In addition, the commencement and operation of a joint venture such as this involve a number of risks that could harm our business and result in the Joint Venture not performing as expected, such as:

•	problems integrating or developing operations, personnel, technologies or products;

•	the breakdown or failure of equipment or processes;

•	the failure of the end product to perform as anticipated;

•	unforeseen engineering and environmental issues;

•	the inaccuracy of our assumptions about the timing and amount of anticipated costs and revenues;

•	the diversion of management time and resources;

•	obtaining permits and other regulatory issues, license revocation and changes in legal requirements;

•	insufficient experience with the technologies and markets involved;

•	difficulties in establishing relationships with suppliers and end user customers;

•	unanticipated cost overruns;

•	risks commonly associated with the start-up of “greenfield” projects;

•	performance below expected levels of output or efficiency;

•	reliance on Valero and its adjacent refinery facility for many services and processes;

•	subsequent impairment of the acquired assets, including intangible assets; and

•	being bought out and not realizing the benefits of the joint venture.

If any of the risks described above were to materialize and the operations of the Joint Venture were significantly disrupted, this could have a material adverse effect on our business, financial condition and results of operations.

Our substantial level of indebtedness as a result of the Merger may adversely affect our ability to operate our business, remain in compliance with debt covenants, react to changes in the economy or our industry and make payments on our indebtedness.

As of October 2, 2010, on a pro forma basis giving effect to the Merger, the indebtedness incurred therewith and the application of the net proceeds from this offering, we would have had total indebtedness of approximately $471.3 million, and undrawn commitments available for additional borrowings under our Senior Secured Credit Facilities of up to $301.0 million (after giving effect to $24.0 million of outstanding letters of credit). This level of indebtedness will require us to devote a material portion of our cash flow to our debt service obligations. Our level of indebtedness could have important consequences, including the following:

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including investment in our operations, future business opportunities or strategic acquisitions, capital expenditures and other general corporate purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business;

•

it may limit, along with the financial and other restrictive covenants in the agreements governing our indebtedness, our ability in the future to obtain financing, our ability to refinance any of our indebtedness, or our ability to dispose of assets or borrow money for our working capital requirements, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes on commercially reasonable terms or at all; and

•	it may make it more difficult for us to satisfy our obligations with respect to our indebtedness.

Despite our existing indebtedness, we may still incur more debt, which could exacerbate the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our indebtedness, including, without limitation, the agreements governing our Senior Secured Credit Facilities, will limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness that could be incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness, the risks associated with our leverage described above, including our possible inability to service our debt, would increase.

We could incur a material weakness in our internal control over financial reporting that would require remediation.

Our disclosure controls and procedures were deemed to be effective in fiscal 2009. However, any future failures to maintain the effectiveness of our disclosure controls and procedures, including our internal control over financial reporting, could subject us to a loss of public confidence in our internal control over financial reporting and in the integrity of our public filings and financial statements and could harm our operating results or cause us to fail to meet our regulatory reporting obligations in a timely manner. The ongoing integration of the operations of Griffin following the Merger could create additional risks to our disclosure controls, including our internal controls over financial reporting.

An impairment in the carrying value of our goodwill or other intangible assets may have a material adverse effect on our results of operations.

As of October 2, 2010, on a pro forma basis after giving effect to the Merger, we estimate that we would have $276.7 million of goodwill. We are required to annually test goodwill to determine if impairment has occurred. Additionally, impairment of goodwill must be tested whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period the determination is made. The testing of goodwill for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations or changes in competition. Changes in these factors, or changes in actual performance compared with estimates of our future performance, may affect the fair value of goodwill, which may result in an impairment charge. We cannot accurately predict the amount and timing of any impairment of assets. Should the value of goodwill become impaired, there may be a materially adverse effect on our results of operations.

We may be subject to work stoppages at our operating facilities which could cause interruptions in the manufacturing of our products.

While we have no national or multi-plant union contracts, approximately 45% of Darling’s employees are covered by multiple collective bargaining agreements. None of Griffin’s employees are covered by collective bargaining agreements. Labor organizing activities could result in additional employees becoming unionized and higher ongoing labor costs. Darling’s collective bargaining agreements are expected to expire over the next five years. There can be no assurance that we will be able to negotiate the terms of any expiring or expired agreement in a manner acceptable to us. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation may materially adversely affect our businesses, financial condition and results of operations.

We are a party to several lawsuits, claims and loss contingencies arising in the ordinary course of our business, including assertions by certain regulatory and governmental agencies related to permitting requirements and air, wastewater and storm water discharges from our processing facilities. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant and any future litigation may divert the attention of management away from our strategic objectives. There may also be adverse publicity associated with litigation that may decrease customer confidence in our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may have a material adverse effect on our business, financial condition and results of operations.

Certain multi-employer defined benefit pension plans to which we contribute are under-funded.

We contribute to several multi-employer defined benefit pension plans pursuant to obligations under collective bargaining agreements covering union-represented employees. We do not manage these multi-employer plans. Based upon the most currently available information from plan administrators, some of which is more than a year old, we believe that some of these multi-employer plans are under-funded due partially to a decline in the value of the assets supporting these plans, a reduction in the number of actively participating members for whom employer contributions are required and the level of benefits provided by the plans. In addition, the Pension Protection Act, which was enacted in August 2006 and went into effect in January 2008, requires under-funded pension plans to improve their funding ratios within prescribed intervals based on the level of their under-funding. As a result, our required contributions to these plans may increase in the future. Furthermore, under current law, a termination of, our voluntary withdrawal from or a mass withdrawal of all contributing employers from any underfunded multi-employer defined benefit plan to which we contribute would require us to make payments to the plan for our proportionate share of such multi-employer plan’s unfunded vested liabilities. Also, if a multi-employer defined benefit plan fails to satisfy certain minimum funding requirements, the Internal Revenue Service (“IRS”) may impose a nondeductible excise tax of 5% on the amount of the accumulated funding deficiency for those employers not contributing their allocable share of the minimum funding to the plan. Requirements to pay increased contributions, withdrawal liability and excise taxes could negatively impact our liquidity and results of operations.

If the number or severity of claims for which we are self-insured increases, if we are required to accrue or pay additional amounts because the claims prove to be more severe than our recorded liabilities, if our insurance premiums increase, or if we are unable to obtain insurance at acceptable rates or at all, our financial condition and results of operations may be materially adversely affected.

Our workers compensation, auto and general liability policies contain significant deductibles or self-insured retentions. We develop bi-yearly and record quarterly an estimate of our projected insurance-related liabilities. We estimate the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions. Any actuarial projection of losses is subject to a degree of variability. If the number or severity of claims for which we are self-insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessments, our financial condition and results of operations may be materially adversely affected. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms or at all. Any such inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

We may not successfully identify and complete acquisitions on favorable terms or achieve anticipated synergies relating to any acquisitions, and such acquisitions could result in unforeseen operating difficulties and expenditures and require significant management resources.

We regularly review potential acquisitions of complementary businesses, services or products. However, we may be unable to identify suitable acquisition candidates in the future. Even if we identify appropriate acquisition candidates, we may be unable to complete such acquisitions on favorable terms, if at all. In addition, the process of integrating an acquired business, service or product into our existing business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may require significant management resources that otherwise would be available for ongoing development of our business. Moreover, we may not realize the anticipated benefits of any acquisition or strategic alliance and such transactions may not generate anticipated financial results. Future acquisitions could also require us to incur debt, assume contingent liabilities or amortize expenses related to intangible assets, any of which could harm our business.

Terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems, security systems, suppliers and customers, which could significantly impact our net sales, costs and expenses and financial condition.

Terrorist attacks, such as those that occurred on September 11, 2001, have contributed to economic instability in the United States, and further acts of terrorism, bioterrorism, violence or war could affect the markets in which we operate, our business operations, our expectations and other forward-looking statements contained in this prospectus supplement. The threat of terrorist attacks in the United States since September 11, 2001 continues to create many economic and political uncertainties. The potential for future terrorist attacks, the U.S. and international responses to terrorist attacks and other acts of war or hostility, including the ongoing war in Afghanistan, may cause greater uncertainty and cause our business to suffer in ways that cannot currently be predicted. Events such as those referred to above could cause or contribute to a general decline in investment valuations. In addition, terrorist attacks, particularly acts of bioterrorism, that directly impact our facilities or those of our suppliers or customers could have an impact on our sales, supply chain, production capability and costs and our ability to deliver our finished products.

If we experience difficulties or a significant disruption in our information systems or if we fail to implement new systems and software successfully, our business could be materially adversely affected.

We depend on information systems throughout our business to process incoming customer orders and outgoing supplier orders, manage inventory, collect raw materials and distribute products, process and bill shipments to and collect cash from our customers, respond to customer and supplier inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors.

If we were to experience a disruption in our information systems that involve interactions with suppliers and customers, it could result in a loss of raw material supplies, sales and customers and/or increased costs, which could have a material adverse effect on our business, financial condition and results of operations. We may also encounter difficulties in developing new systems or maintaining and upgrading existing systems. Such difficulties may lead to significant expenses or losses due to disruption in business operations, loss of sales or profits, or cause us to incur significant costs to reimburse third parties for damages, and, as a result, may have a material adverse effect on our results of operations.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We maintain valuable trademarks, service marks, copyrights, trade names, trade secrets, proprietary technologies and similar intellectual property, and consider our intellectual property to be of material value. We have in the past and may in the future be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties by us or our customers. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our management. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products.

The recently enacted legislation on healthcare reform and proposed amendments thereto could impact the healthcare benefits required to be provided by us and cause our compensation costs to increase, potentially reducing our net income and adversely affecting our cash flows.

The recently enacted healthcare legislation and proposed amendments thereto contain provisions that could materially impact our future healthcare costs. While the legislation’s ultimate impact is not yet known, it is possible that these changes could significantly increase our compensation costs, which would reduce our net income and adversely affect our cash flows.

Risks Related to this Offering and Our Common Stock

The market price of our common stock has been and may continue to be volatile, which could cause the value of your investment to decline.

The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock could fluctuate widely in response to numerous factors, many of which are beyond our control. During the period from January 27, 2010 to January 27, 2011, our common stock has fluctuated from a high of $13.61 per share to a low of $7.02 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. In addition to the risk factors discussed in this prospectus supplement, the accompanying prospectus and the other documents incorporated herein and therein by reference, the price and volume volatility of our common stock may be affected by:

•	fluctuations in commodities prices;

•	actual or anticipated variations in our operating results;

•	our earnings releases and financial performance;

•	changes in financial estimates or buy/sell recommendations by securities analysts;

•	the integration of Griffin’s business, the effect of the Merger on our business going forward and our ability to realize growth opportunities as a result therefrom;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt or our ability to repay indebtedness under our Senior Secured Credit Facilities and our Senior Unsecured Notes;

•	the effect of this offering and other sales of substantial amounts of our common stock;

•	performance of our joint venture investments;

•	our dividend policy;

•	market conditions in the industry and the general state of the securities markets;

•	investor perceptions of us and the industry and markets in which we operate;

•	governmental legislation or regulation;

•	currency and exchange rate fluctuations; and

•	general economic and market conditions, such as recessions.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we will issue 24,193,548 shares of common stock. The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, including our outstanding options, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the common stock.

Unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

In addition, any of our rights (including the rights of the holders of our common stock) to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent we may ourselves be a creditor of that subsidiary), including that subsidiary’s trade creditors and our creditors who have obtained or may obtain guarantees from the subsidiaries. As a result, our common stock will be subordinated to our and our subsidiaries’ obligations and liabilities, which currently include borrowings under our Senior Secured Credit Facilities and our Senior Unsecured Notes.

Our ability to pay any dividends on its common stock may be limited and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock

We have not paid any dividends on our common stock since January 3, 1989. Our current financing arrangements permit us to pay cash dividends on our common stock within limitations defined by the terms of our existing indebtedness, including our Senior Secured Credit Facilities, Senior Unsecured Notes and any indentures or other financing arrangements that we enter into in the future. For example, the agreements governing our Senior Secured Credit Facilities restrict our ability to make payments of dividends in cash if certain coverage ratios are not met. Even if such coverage ratios are met in the future, any determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, business opportunities, restrictions imposed by any of our financing arrangements, provisions of applicable law and any other factors that our board of directors determines are relevant at that point in time.

The issuance of shares of preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue classes or series of preferred stock without any action on the part of our stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including the designation, preferences, limitations and relative rights over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As of the date of this prospectus supplement, we have no outstanding shares of preferred stock but we have available for issuance 1,000,000 authorized but unissued shares of preferred stock.

USE OF PROCEEDS

The net proceeds from the offering will be approximately $292 million. We intend to use the net proceeds from this offering received by us to reduce our indebtedness, including, without limitation, repaying the entirety of the revolving facility and a portion of the term loan facility that comprise the Senior Secured Credit Facilities (as defined below).

In connection with the Merger, Darling entered into senior secured credit facilities (the “Senior Secured Credit Facilities”) in an aggregate amount of $625 million comprised of (i) a six-year $300 million term loan facility and (ii) a five-year $325 million revolving credit facility (approximately $75 million of which will be available for a letter of credit sub-facility and $15 million of which will be available for a swingline sub-facility), the net proceeds of which were used to pay a portion of the purchase price under the Merger Agreement.

The Senior Secured Credit Facilities will mature as follows: (a) the term loan facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the term loan facility, with the balance due on the date that is six years following December 17, 2010; and (b) the revolving credit facility will mature on the date that is five years following December 17, 2010. The Senior Secured Credit Facilities will bear interest at a rate per annum equal to: (a) for the term loan facility, either (i) the base rate plus 2.50% or (ii) LIBOR plus 3.50%; and (b) for the revolving facility, variable based on the Company’s consolidated total leverage ratio and range from LIBOR plus 2.25% to 3.50% or base rate plus 1.25% to 2.50%.

The repayment of such indebtedness will, among other things, provide us with additional debt capacity and cash from operations to use in the Joint Venture. We may also use a portion of the net proceeds received by us from the sale of securities that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our other indebtedness, financing possible acquisitions, capital expenditures, working capital and redeeming outstanding securities.

We will not receive any proceeds from the sale of shares of common stock in this offering by the selling stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE. The following table sets forth the high and low closing sales price per share for our common stock for the periods indicated.

	High	Low
2009:
First Quarter	$6.39	$2.94
Second Quarter	8.24	4.14
Third Quarter	8.13	6.33
Fourth Quarter	8.39	6.80

2010:
First Quarter	9.13	7.48
Second Quarter	9.69	7.25
Third Quarter	8.59	7.02
Fourth Quarter	13.59	8.31

2011
First Quarter (through January 27, 2011)	13.61	12.09

Stockholders and Stock Price

The last reported sale price of our common stock on the NYSE on January 27, 2011 was $12.96 per share. As of January 27, 2011, there were 92,559,671 shares of common stock outstanding and we had 176 holders of record of our common stock.

Dividend Policy

We have not paid any dividends on our common stock since January 3, 1989 and we have no current plans to do so. In addition, any determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be based upon, among other things, our financial condition, operating results, capital requirements, plans for expansion, business opportunities, restrictions imposed by any of our financing arrangements, provisions of applicable law and any other factors that our board of directors determines are relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of October 2, 2010:

•	on a pro forma basis giving effect to the Merger; and

•

as adjusted to give effect to the issuance and sale of 24,193,548 shares of common stock offered hereby at the initial public offering price of $12.70 per share, and the application of the net proceeds of that sale as described under “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds,” “Risk Factors” and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	October 2, 2010
(Amounts in thousands, except share)	Pro Forma Giving Effect to the Merger	As Adjusted Giving Effect to this Offering
Cash and cash equivalents:	$2,075	$2,075

Borrowings and other obligations:
Short-term borrowings	$3,009	$2,221
Long-term borrowings
Pre-Merger long-term debt	32	32
Senior Secured Credit Facilities – revolver	213,874	-0-
Senior Secured Credit Facilities – term loan	297,000	218,997
Senior Unsecured Notes	250,000	250,000

Total long-term borrowings	760,906	469,029

Total borrowings and other obligations	763,915	471,250

Stockholders’ equity:
Common stock, $0.01 par value, issued and outstanding (150,000,000 shares authorized)	929	1,171
Additional paid-in capital	259,358	551,781
Treasury stock, at cost; 455,155 shares	(4,197)	(4,197)
Accumulated other comprehensive loss	(22,335)	(22,335)
Retained earnings	176,517	176,517

Total stockholders’ equity	410,272	702,937

Total capitalization:	$1,174,187	$1,174,187

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Darling and Griffin and has been prepared to reflect the Merger based on the acquisition method of accounting, with Darling treated as the accounting acquirer, and the effect of this offering. Please note that our Current Report on Form 8-K filed with the SEC on November 29, 2010, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, contains, among other information, certain pro forma financial information that is superseded in its entirety by the pro forma financial information contained in this section. Under the acquisition method, the assets and liabilities of Griffin have been recorded by Darling at their respective fair values as of the date that the Merger was completed. The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Darling and Griffin, adjusted to give effect to the Merger, its related financings and this offering, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the Merger and this offering and factually supportable and, in the case of the statement of operations information, that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of October 2, 2010, and gives effect to the Merger and this offering as if they had occurred on that date. The unaudited pro forma condensed combined statement of operations information, which has been prepared for the year ended January 2, 2010, the nine months ended October 3, 2009 and the nine months ended October 2, 2010 gives effect to the Merger and this offering as if they had occurred on January 4, 2009.

The unaudited pro forma condensed combined financial information was prepared using (1) the audited consolidated financial statements of Darling for the fifty two weeks ended January 2, 2010, (2) the unaudited consolidated financial statements of Darling as of and for the nine months ended October 2, 2010 and October 3, 2009, (3) the audited consolidated financial statements of Griffin for the year ended December 31, 2009 and (4) the unaudited consolidated financial statements of Griffin as of and for the nine months ended September 30, 2010 and 2009.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after completion of the Merger and this offering. In the opinion of Darling’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Merger or this offering. In addition, the fair value of the assets acquired and liabilities assumed are based upon estimates. The final allocation is dependent upon third-party valuations and other studies that will not be completed until after this offering is consummated and could vary materially from the estimated allocation used in the unaudited pro forma condensed combined financial information presented herein.

Unaudited pro forma condensed combined balance sheet

As of October 2, 2010

(In thousands)	Darling	Griffin	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$77,075	$39,556	$(114,556)	(a)	$2,075
Restricted cash	373	—	—		373
Accounts receivables, net	46,482	34,291	—		80,773
Inventories	26,570	15,334	—		41,904
Income taxes refundable	1,102	—	—		1,102
Prepaid expenses	7,154	3,864	—		11,018
Deferred income taxes	6,826	—	—		6,826

Total current assets	165,582	93,045	(114,556)		144,071
Property, plant and equipment, net	158,761	139,842	55,776	(b)	354,379
Collection route and contracts, net	43,434	—	467,450	(c)	510,884
Goodwill	84,655	—	191,961	(c)	276,616
Deferred loan costs	941	—	26,559	(d)	27,500
Other assets	7,924	40	—		7,964

Total assets	$461,297	$232,927	$627,190		$1,321,414

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$5,009	$—	$(2,788)	(e)	$2,221
Accounts payable	22,258	18,334	—		40,592
Accrued Interest	7	—	(7)	(d)	—
Accrued expenses	46,877	25,107	(6,422)	(d), (h)	65,562

Total current liabilities	74,151	43,441	(9,217)	(h)	108,375
Long-term debt	23,782	—	445,247	(e)	469,029
Other non-current liabilities	35,108	—	—		35,108
Deferred income taxes	6,303	—	(338)	(d)	5,965

Total liabilities	139,344	43,441	435,692		618,477
Stockholders’ Equity:
Common stock	829	8,440	(8,098)	(g), (h)	1,171
Additional paid in capital	159,080	—	392,701	(g)	551,781
Treasury stock	(4,197)	—	—		(4,197)
Accumulated other comprehensive loss	(22,335)	—	—		(22,335)
				(d), (f),
Retained earnings	188,576	181,046	(193,105)	(g), (h)	176,517
Unearned compensation	—	—	—		—

Total stockholders’ equity	321,953	189,486	191,498		702,937

Total liabilities and stockholders’ equity	$461,297	$232,927	$627,190		$1,321,414

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statement of operations

For the fiscal year ended January 2, 2010

(In thousands, except per share data)	Darling	Griffin	Pro Forma Adjustments	Notes		Pro Forma Combined
Condensed Combined Statement of Operations Data:
Net sales	$597,806	$525,302	—			$1,123,108

Costs and expenses:
Cost of sales and operating expenses	440,111	366,064	$(11,171)	(i	)	795,004
Selling, general and administrative	61,530	65,436	1,368	(j	)	128,334
Depreciation and amortization	25,226	22,088	20,030	(k	)	67,344

Total costs and expenses	526,867	453,588	10,227			990,682
Operating Income	70,939	71,714	(10,227)			132,426

Other income/(expense)
Interest expense	(3,105)	—	(36,528)	(l	)	(39,633)
Interest Income	—	248	—			248
Other, net	(955)	685	—			(270)

Total other income/(expense)	(4,060)	933	(36,528)			(39,655)

Income from continuing operations before income taxes	66,879	72,647	(46,755)			92,771
Income tax expense	25,089	—	9,700	(m	)	34,789

Net Income from continuing operations	$41,790	$72,647	$(56,455)			$57,982

Per share data:
Income from continuing operations per share:
Basic	$0.51		(0.01)			$0.50
Diluted	$0.51		(0.02)			$0.49

Weighted average number of shares outstanding:
Basic	82,142		34,229	(n	)	116,371
Diluted	82,475		34,832	(n	)	117,307

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statement of operations

For the nine months ended October 3, 2009

(In thousands, except per share data)	Darling	Griffin	Pro Forma Adjustments	Notes	Pro Forma Combined
Condensed Combined Statement of Operations Data:
Net sales	$448,234	$386,887	—		$835,121

Costs and expenses:
Cost of sales and operating expenses	330,169	269,386	$(8,306)	(i)	591,249
Selling, general and administrative	45,443	41,709	1,026	(j)	88,178
Depreciation and amortization	18,187	15,552	16,037	(k)	49,776

Total costs and expenses	393,799	326,647	8,757		729,203
Operating Income	54,435	60,240	(8,757)		105,918

Other income/(expense)
Interest expense	(2,156)	—	(27,568)	(l)	(29,724)
Interest Income	—	212	—		212
Other, net	(318)	780	—		462

Total other income/(expense)	(2,474)	992	(27,568)		(29,050)
Income from continuing operations before income taxes	51,961	61,232	(36,325)		76,868
Income tax expense	19,379	—	9,446	(m)	28,825

Net Income from continuing operations	$32,582	$61,232	$(45,772)		$48,042

Per share data:
Income from continuing operations per share:
Basic	$0.40		0.01		$0.41
Diluted	$0.40		0.01		$0.41

Weighted average number of shares outstanding:
Basic	82,114		34,229	(n)	116,343
Diluted	82,434		34,832	(n)	117,266

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements

Unaudited pro forma condensed combined statement of operations

For the nine months ended October 2, 2010

(In thousands, except per share data)	Darling	Griffin	Pro Forma Adjustments	Notes		Pro Forma Combined
Condensed Combined Statement of Operations Data:
Net sales	$497,677	$461,665	—			$959,342

Costs and expenses:
Cost of sales and operating expenses	369,913	316,157	$(8,609)	(i)		677,461
Selling, general and administrative	48,096	43,085	1,026	(j)		92,207
Depreciation and amortization	21,853	17,263	14,326	(k)		53,442

Total costs and expenses	439,862	376,505	6,743			823,110
Operating Income	57,815	85,160	(6,743)			136,232

Other income/(expense)
Interest expense	(2,656)	—	(27,068)	(l)		(29,724)
Interest Income	—	24	—			24
Other, net	(1,739)	277	—			(1,462)

Total other income/(expense)	(4,395)	301	(27,068)			(31,162)
Income from continuing operations before income taxes	53,420	85,461	(33,811)			105,070
Income tax expense	19,189	—	18,552	(m)		37,741

Net Income from continuing operations	$34,231	$85,461	$(52,363)			$67,329

Per share data:
Income from continuing operations per share:
Basic	$0.42		0.16			$0.58
Diluted	$0.41		0.16			$0.57

Weighted average number of shares outstanding:
Basic	82,395		34,228	(n	)	116,623
Diluted	82,771		34,831	(n	)	117,602

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Notes to unaudited pro forma condensed

Combined financial statements

1. Basis of presentation

These unaudited pro forma condensed combined financial statements have been prepared based upon historical financial information of Darling and Griffin giving effect to the Merger, this offering and other related adjustments described in these footnotes. Certain footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Merger and/or this offering actually taken place at the dates indicated and do not purport to be indicative of future financial positions or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements.

The Merger has been accounted for using the acquisition method of accounting, in accordance with accounting principles generally accepted in the United States, with Darling treated as the “acquiror” and Griffin as the acquired company. Under the acquisition method, the total estimated purchase price is calculated as described in note 2 below.

The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Darling and Griffin, for the nine months ended October 3, 2009 and October 2, 2010 and the fiscal year ended January 2, 2010, giving effect to the Merger, this offering and related events as if they had been consummated on January 4, 2009. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Darling and the historical consolidated balance sheet of Griffin, giving effect to the Merger, this offering and related events as if they had been consummated on October 2, 2010.

The unaudited pro forma condensed combined income statements do not reflect operational and administrative cost savings, which are referred to as synergies, that management of the combined company believes may be achieved as a result of the Merger, or other incremental costs that may be incurred as a direct result of the Merger or this offering.

2. Purchase price and financing considerations

Purchase price

For purposes of presentation in the unaudited pro forma condensed combined financial information, the purchase price for Griffin is as follows:

(in thousands)
Cash consideration	$740,000
Additional cash consideration(1)	25,117
Share consideration	100,000
Capitalized debt issuance costs	27,500

Purchase price	$892,617

(1)	Additional cash consideration represents an estimated additional payment assumed to be made to the Griffin shareholders upon the election under IRC Section 338(h)(10), which election Darling currently expects to make three to five months after the closing of the Merger.

The tangible and intangible assets acquired from Griffin have been recorded as of the closing date of the Merger, at their respective fair values, and added to those of Darling. The reported financial position and results of operations of Darling after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Griffin. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The final Merger purchase price allocation, which will be determined subsequent to the closing of this offering, and its effect on results of operations, may differ significantly from the pro forma amounts included in this section, although these amounts represent management’s best estimate.

For the purpose of the pro forma condensed combined financial information, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of tangible and intangible assets acquired and liabilities assumed as follows:

(In thousands)
Value of net tangible assets acquired at October 2, 2010	$205,706

Remaining allocations:
Deferred financing costs	27,500
Identifiable intangible assets at fair value	467,450
Goodwill	191,961

Estimated purchase price	$892,617

Darling estimates that substantially all of the acquired identifiable intangible assets will be attributable to the following categories:

	Estimated Fair Value	Estimated Used Lives	Estimated Annual Amortization
	(In thousands)		(In thousands)
Non-compete agreements	$3,100	5 years	$620
Permits	222,550	15 years	14,837
Trade names	111,900	Indefinite	—
Supplier relationships	129,900	15 years	8,660

Total	467,450

Darling recognizes that if the final valuation, which is expected to be completed within three months from the completion of the Merger, derives different amounts from their estimate, Darling will adjust these expected identifiable intangible amounts to those amounts. Any adjustments could result in changes to depreciation or amortization expense from that included in these “pro forma adjustments”.

Financing considerations

Set forth below is a summary of the sources and uses of cash in the Merger and this offering, as if the Merger and this offering had occurred as of October 2, 2010:

(In thousands)
Sources of cash:
Available cash to be used in the Merger(i)	$75,000
Revolver loan(ii)	0
Term loan(ii)	221,211
Notes(ii)	250,000
Equity Consideration(iii)	292,663

Total Sources	$838,874

Uses of cash:
Purchase of equity(iv)	$740,000
Additional cash consideration(v)	25,117
Repayment of existing debt(vi)	28,757
Fees and expenses(vii)	45,000

Total Uses	$838,874

(i)	Represents the amount of cash available as of October 2, 2010 to be utilized in the Merger, assuming $2.1 million of cash remains on the balance sheet. The Griffin cash will be used to purchase the leased fleet from the shareholders ($27.8 million) and a cash distribution ($11.7 million) to its shareholders.
(ii)	Represents the new debt assumed to finance the Merger consisting of (1) $221.2 million Term Loan B and (2) $250.0 million of Senior Unsecured Notes. We will have a $325.0 million revolver credit facility, of which zero will be drawn upon the consummation of this offering.
(iii)	Represents the total cash proceeds from the issuance of $307.3 million in common stock in this offering net of $14.6 million in related costs.
(iv)	Represents the cash portion of the Merger Consideration.
(v)	Represents the estimated payment assumed to be made to the Griffin shareholders upon the election under IRC Section 338(h)(10).
(vi)	Represents the repayment of all outstanding borrowings under Darling’s existing credit agreement, which will be terminated at closing of the Merger.
(vii)	Includes commitment and financing fees payable in connection with the Senior Secured Facilities and the issuance of Senior Unsecured Notes and investment banking, legal, accounting and other costs for professional services rendered in connection with the Merger and related transactions. Of this amount, $27.5 million relates to deferred debt issuance costs and $17.5 million is for merger related transaction costs, which are required to be expensed as incurred. All fees and expenses are estimates and actual amounts may differ.

The unaudited pro forma condensed combined financial information included herein reflects management’s estimate of the amounts of financing at the time this unaudited pro forma condensed combined financial information was prepared. On the closing date of the Merger, Darling issued 9,998,017 shares of its common stock to the Rollover Shareholders on the terms set forth in the Rollover Agreement. (See exhibit 10.1 to Darling’s Current Report on Form 8-K filed with the SEC on November 9, 2010 for the full text of the Rollover Agreement.) The shares of Darling common stock issued to the Rollover Shareholders represent approximately $100.0 million of the Transaction Consideration paid in the Merger. The shares of Darling common stock issued to such former shareholders of Griffin were valued at $10.002 per share, which is the volume weighted average price during the 20 business days immediately prior to the signing date of the Merger Agreement.

The Rollover Agreement provides for a true-up adjustment in which additional cash consideration of up to $15 million could be paid by Darling if on the true-up date (the last day of the 13th full consecutive month following the closing of the Merger) the True-Up Market Price (as defined in the Rollover Agreement) is less than $10.002. If the True-Up Market Price exceeds $10.002, no additional cash consideration will be paid.

Darling also intends to issue approximately $307.3 million in common stock in this offering, the net proceeds from which will be used to pay down the entirety of the revolving credit facility and a portion of the term loan that comprise the Senior Secured Credit Facilities.

The Merger Agreement permits Darling to make an election under IRC Section 338(h)(10) to step up the tax basis of the assets acquired in the Merger. Darling currently intends to make this election. The allocation of the step up to individual assets is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive election or allocation. The deferred tax benefit related to this election has not been included in the pro forma statements.

3. Pro forma adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in both the unaudited pro forma combined balance sheet and statements of operations correspond with the following:

Pro forma balance sheet adjustments

a. The adjustment reflects the sources and uses of cash for the Merger including a net adjustment of $114.6 million reflected in the “Cash and cash equivalents” caption of the accompanying pro forma balance sheet. This adjustment consists of cash used by Darling in the Merger ($75.0 million), cash used by Griffin to purchase the leased fleet from Griffin shareholders ($27.8 million) and a pre-closing cash distribution ($11.8 million) to Griffin shareholders.

b. The adjustments represent an increase to record Griffin property, plant and equipment at estimated fair market value. This also reflects the purchase of the leased fleet by Griffin for $27.8 million prior to the closing of the Merger. Griffin previously leased such fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its stockholders under short-term operating leases. These leases were terminated and the fleet equipment was acquired by Griffin prior to the Merger for approximately $27.8 million.

c. The adjustments represent the estimated value of identifiable intangible assets of $467.5 million and the estimated value of goodwill acquired in the Merger of $192.0 million.

d. The adjustment represents $27.5 million of deferred financing costs incurred in the Merger, which is offset by the write-off of $0.9 million in deferred financing cost included in Darling’s balance sheet as of October 2, 2010. The $0.9 million in deferred financing costs will be written-off due to the replacement of the existing credit agreement, which will result in a $0.6 million reduction in retained earnings after adjusting for a $0.3 million deferred income tax benefit.

e. The adjustments represent $471.2 million of new debt used to finance the cash portion of the Merger Consideration and repayment of $28.8 million of existing Darling debt. $3.0 million of such new debt has been recorded as a current liability upon completion of the Merger.

f. The board of directors of Darling has approved a stock incentive plan for management related to the Merger. The stock price on the date of the grant was $12.53. The issuance of the vested stock results in an increase in common stock and a compensation charge of $0.3 million and a corresponding tax benefit of $0.1 million has been reflected as of October 2, 2010.

g. The adjustments represent the issuance of approximately 34.2 million shares, par value $0.01 per share, at an estimated value of $392.7 million, of which $392.3 million will be recorded as additional paid-in capital. As part of the Merger Agreement, 9,998,017 shares of Darling common stock were issued at an estimated value of $100 million to the Rollover Shareholders. The remaining approximate 24.2 million shares, par value $0.01 per share, are assumed to be issued at a value of $292.7 million, which was calculated using $12.70 per share based on the initial public offering price of common stock in this offering less underwriting discounts. The stock price of Darling’s common stock as of the date of this offering will be used to determine the actual value of the shares of common stock to be issued in this offering. Changes in the per share price between December 17, 2010 and the date of this offering may result in a material difference from the share price used to calculate the estimated value for the purposes of the unaudited pro forma condensed combined financial information. If the share price as of the closing date of this offering increases or decreases by 20.1% from the price assumed in the unaudited pro forma condensed combined financial information, the consideration transferred would increase or decrease by approximately $61.8 million. Darling believes that an increase or decrease by as much as 20.1% in its common share price on the closing date from the common share price assumed in the unaudited pro forma condensed combined financial information is reasonably possible based upon fluctuations in Darling’s common share price since the announcement date of the Merger.

h. The adjustment represents the elimination of Griffin common stock and retained earnings. In addition, $17.5 million (less $6.3 million of tax benefit) of Merger related transaction costs, which are required to be expensed as incurred, have been charged to retained earnings. An additional $27.5 million has been capitalized as deferred financing cost. The $17.5 million and the $27.5 million equal the $45.0 million for fees and expenses in the Sources and Uses of Cash.

i. The adjustment to cost of sales and operating expenses represents the removal of lease expense related to the transportation fleet that was purchased by Griffin prior to the close of the Merger and therefore, were included in the purchased fixed assets.

j. The adjustment to selling, general and administrative expense represents the compensation charges related to the unvested stock issued under the stock incentive plan approved by the board of directors whereby a total of 640,000 shares of stock were granted on November 11, 2010 at $12.53 per share. The shares vest upon the achievement of certain varying market conditions. Darling has estimated the value of the awards to be $7.21 per share based on the preliminary calculations. The value of the award will be amortized over vesting periods spanning four years.

k. The adjustment to depreciation and amortization expense represents the amortization of certain acquired intangibles and the depreciation of the purchased property, plant and equipment, including the transportation fleet assets that were purchased by Griffin from stockholders and transferred to fixed assets at the close of the Merger with estimated useful lives of 5 to 8 years. Following the Merger, Darling expects to amortize the fair value of the identifiable intangible assets of $355.5 million acquired in the Merger with finite lives on a straight-line basis over an estimated useful life of 5 to 15 years. Upon finalization of the asset valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly. Darling also expects to have $111.9 million in identifiable intangible assets with indefinite lives.

l. The adjustment represents the interest from the additional debt that was issued to finance the cash portion of the Merger Consideration upon the closing of the Merger. In connection with the closing of the Merger, Darling replaced its pre-Merger credit agreement, which had a balance outstanding of

$28.8 million at October 2, 2010, with a new $325.0 million revolver of which zero will be drawn upon the closing of this offering. The adjustment also reflects that Darling borrowed $221.2 million under the term loan facility and received $250.0 million in proceeds from its Senior Unsecured Notes. The weighted average interest rate for the new debt is 7.09%. The adjustment also includes adjusted amortization of deferred financing fees. The prior deferred fees have been replaced with $27.5 million in new financing fees related to the new debt agreements, which will be amortized over the lives of the facilities which are assumed to be five years for the revolver, six years for the term loan and eight years for the Senior Unsecured Notes.

m. The adjustment represents the income taxes that would have been incurred had the Merger occurred on January 4, 2009, assuming an effective tax rate of 37.3% for the nine months ended October 3, 2009, 35.92% for the nine months ended October 2, 2010, and 37.5% for the year ended January 2, 2010, which in each case was Darling’s effective tax rate for such period.

n. 9,998,017 shares of Darling common stock were issued at the closing of the Merger to the Griffin shareholders and approximately 24.2 million shares of Darling common stock are estimated to be issued in additional equity upon the closing of this offering. In addition, approximately 110,000 shares of Darling common stock will be granted to certain Darling employees as a result of the completion of the Merger pursuant to the stock incentive plan described above.

4. Cost savings

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of recurring cost savings. These savings are projected to result from, among other things, the reduction of freight costs, changes in corporate infrastructure and other reductions in operating costs. Although management expects cost savings will result from the Merger, there can be no assurance these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements include non-recurring operating expenses that will be eliminated after the Merger. The impact to Fiscal 2009 would be $7.1 million before tax. These expenses include compensation expense for two executives of Griffin who will not remain employed by the combined company following the Merger and certain charitable contributions.

5. Pro forma income from continuing operations per share

Pro forma income from continuing operations per common share for the fiscal year ended January 2, 2010, the nine months ended October 3, 2009 and the nine months ended October 2, 2010 have been calculated based on a pro forma basis that reflects the issuance of 9,998,017 shares of Darling common stock to the Griffin shareholders in the Merger and approximately 24.2 million shares of Darling common stock estimated to be issued in additional equity upon the closing of this offering.

(in millions, except per share data)	Fiscal year ended January 2, 2010
Pro forma income from continuing operations	$57,982
Basic weighted average shares	116,371
Diluted weighted average shares	117,307
Pro forma basic income from continuing operations per common share	$0.50
Pro forma diluted income from continuing operations per common share	$0.49

Nine months ended October 3, 2009
Pro forma income from continuing operations	$48,042
Basic weighted average shares	116,343
Diluted weighted average shares	117,266
Pro forma basic income from continuing operations per common share	$0.41
Pro forma diluted income from continuing operations per common share	$0.41

Nine months ended October 2, 2010
Pro forma income from continuing operations	$67,329
Basic weighted average shares	116,623
Diluted weighted average shares	117,602
Pro forma basic income from continuing operations per common share	$0.58
Pro forma diluted income from continuing operations per common share	$0.57

DESCRIPTION OF COMMON STOCK

The following descriptions are summaries of the material terms of our restated certificate of incorporation (“Certificate of Incorporation”), amended and restated bylaws (“Bylaws”) and relevant sections of the General Corporation Law of the State of Delaware (the “DGCL”). Our Certificate of Incorporation and Bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

General

We are currently authorized to issue up to 150,000,000 shares of common stock, par value $0.01 per share. As of January 27, 2011, 92,559,671 shares of common stock were issued and outstanding.

Of the shares of common stock currently issued and outstanding, 9,998,017 shares were issued to the Rollover Shareholders pursuant to the Rollover Agreement and have not been registered under the Securities Act or any state securities laws. In issuing such shares, Darling relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Voting Rights

The holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.

Each director elected by the holders of the common stock will serve until the earlier of his or her death, resignation, removal or until his successor is elected and qualified. The common stock does not have cumulative voting rights in the election of directors.

A special meeting of stockholders may be called at any time by proper written demand of any stockholders of record who hold, as of the record date fixed in accordance with the Bylaws, in the aggregate, at least 10% of the voting power of the outstanding shares of our capital stock.

Rights to Dividends and on Liquidation, Dissolution and Winding Up

Each share of common stock shall have identical rights and privileges. Subject to any rights of holders of our preferred stock, par value $0.01 per share, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there will have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of outstanding series of preferred stock, if any, are entitled by the express terms of such series.

Registration Rights

In connection with the closing of the Merger, Darling entered into a Registration Rights Agreement (the “Rollover Registration Rights Agreement”) with the Rollover Shareholders. (See exhibit 10.5 to Darling’s Current Report on Form 8-K filed with the SEC on December 20, 2010 for the full text of the Rollover Registration Rights Agreement.) The Rollover Registration Rights Agreement allows the Rollover Shareholders that hold a majority of the Darling common stock issued pursuant to the Rollover Agreement, at any time after August 14, 2011, to request up to three times that Darling register such Rollover Shareholders’ common stock under the Securities Act. The Rollover Registration Rights Agreement also provides the Rollover Shareholders with customary piggyback rights, subjects the Rollover Shareholders to a 240-day lock-up that expires on August 14, 2011 and permits the Rollover Shareholders to participate in any underwriter over-allotment option associated with an underwritten offering.

Other Rights

The common stock does not have any preemptive, subscription, redemption or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable law and NYSE requirements, if any.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Board of Directors

A nominee for director shall be elected to the board of directors by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast at any such meeting and entitled to vote on the election of directors.

Vacancies among the directors may be filled only by a majority of the directors then in office, even though less than a quorum, or by the sole remaining director, and each such director so chosen shall hold office until the first annual meeting of stockholders held after his or her election and until his or her successor is elected and qualified or, if earlier, until his or her death, resignation or removal from office.

Advance notice requirements for director nominations

Our Bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting. If the number of directors to be elected to our board of directors at an annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class or series and number of shares of our capital stock that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

•

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such person;

•

a good faith determination of whether the nominee qualifies as an “independent director” under then applicable standards of both the Exchange Act (and rules and regulations promulgated thereunder) and the NYSE;

•

all additional information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating person, on the one hand, and the proposed nominee and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the nominating person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Advance notice requirements for stockholder proposals

Our Bylaws contain advance notice procedures with regard to stockholder proposals not related to director nominations. These notice procedures, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner, if any, on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class or series and number of shares of our capital stock that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

•

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

Amendments

The provisions of our Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of our outstanding common stock.

The provisions of our Bylaws may be amended by the affirmative vote of the holders of a majority of our outstanding common stock or by the affirmative vote of a majority of our entire board of directors.

Limitation of Liability and Indemnification Matters

Section 145 of the DGCL (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article Eleven, Section 1, of our Certificate of Incorporation provides for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the DGCL.

As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for any transactions from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers and purchased directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law, as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, we shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by our board of directors or we provide the indemnification, in our sole discretion, pursuant to the powers vested in us under applicable law. The indemnification agreements provide for us to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of ours.

Listing

Our common stock is listed on the NYSE under the symbol “DAR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, 250 Royal Street, Canton, MA 02021, telephone number (781) 575-2000.

SELLING STOCKHOLDERS

On December 17, 2010 in connection with the closing of the Merger, we issued 9,998,017 shares of our common stock to the Rollover Shareholders on the terms set forth in the Rollover Agreement. (See exhibit 10.1 to Darling’s Current Report on Form 8-K filed with the SEC on November 9, 2010 for the full text of the Rollover Agreement.) In connection with such issuance, we entered into the Rollover Registration Rights Agreement that provides the Rollover Shareholders with customary piggyback rights and permits the Rollover Shareholders to participate in any underwriter over-allotment option associated with an underwritten offering. (See the section entitled “Description of Common Stock—Registration Rights”.)

The following table sets forth information about certain Rollover Shareholders who have elected to sell their shares of common stock as part of the underwriters’ over-allotment option. The shares issued to the Rollover Shareholders are subject to a 240-day lock-up pursuant to the Rollover Registration Rights Agreement. To the extent the underwriters do not exercise the over-allotment option in full, the remaining shares that were to be offered pursuant to the over-allotment option may otherwise become available in the market on August 14, 2011, due to the expiration of the lock-up period under the Rollover Registration Rights Agreement. (See also “Description of Common Stock.”) When we refer to “selling stockholders” in this prospectus supplement, we mean the persons listed in the table below.

We prepared the table below based on information supplied to us by the selling stockholders. The shares of common stock offered by the selling stockholders were issued by us in connection with the Merger pursuant to exemptions from the registration requirements of the Securities Act. Each selling stockholder represented to us that it was an accredited investor and acquired our common stock for investment for its own account, not as nominee or agent, for investment purposes only, and not with a view to the resale or distribution of any part thereof except pursuant to an effective registration statement or an exemption from registration.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares of Common Stock Offered Pursuant to the Underwriters’ Option to Purchase Additional Shares(2)	Shares of Common Stock to be Owned After Completion of this Offering(3)
	Number	Percent		Number	Percent
JOHN M. GRIFFIN	220,218	*	140,980	79,238	*
JOHN M. GRIFFIN, TRUSTEE, THE DANA LYNN GRIFFIN QUALIFIED SUBCHAPTER S TRUST	124,156	*	79,483	44,673	*
JOHN M. GRIFFIN, TRUSTEE, THE DENISE ANNE GRIFFIN QUALIFIED SUBCHAPTER S TRUST	133,769	*	85,636	48,133	*
JOHN M. GRIFFIN, TRUSTEE, THE JOSEPH SCOTT GRIFFIN QUALIFIED SUBCHAPTER S TRUST	124,156	*	79,483	44,673	*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares of Common Stock Offered Pursuant to the Underwriters’ Option to Purchase Additional Shares(2)	Shares of Common Stock to be Owned After Completion of this Offering(3)
	Number	Percent		Number	Percent
JOHN M. GRIFFIN, TRUSTEE, THE JOHN CHRISTIAN GRIFFIN QUALIFIED SUBCHAPTER S TRUST	124,156	*	79,483	44,673	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST III, FBO JOSEPH S. GRIFFIN	201,669	*	129,106	72,563	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST III, FBO JOHN C. GRIFFIN	201,669	*	129,106	72,563	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST III, FBO DENISE A. GRIFFIN	201,669	*	129,106	72,563	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST III, FBO DANA L. GRIFFIN	201,669	*	129,106	72,563	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST, II, FBO JOSEPH S. GRIFFIN	87,329	*	55,907	31,422	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST II, FBO JOHN C. GRIFFIN	87,329	*	55,907	31,422	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST II, FBO DENISE A. GRIFFIN	87,329	*	55,907	31,422	*
ROBERT A. GRIFFIN, TRUSTEE, JMG GRANTOR RETAINED ANNUITY TRUST II, FBO DANA L. GRIFFIN	87,329	*	55,907	31,422	*
ROBERT A. GRIFFIN, TRUSTEE, THE RENEE L. GRIFFIN QUALIFIED SUBCHAPTER S TRUST	95,995	*	61,455	34,540	*
ROBERT A. GRIFFIN, TRUSTEE, THE MICHAEL R. GRIFFIN QUALIFIED SUBCHAPTER S TRUST	96,265	*	61,627	34,638	*
ROBERT A. GRIFFIN, TRUSTEE, THE CHRISTOPHER A. GRIFFIN QUALIFIED SUBCHAPTER S TRUST	96,198	*	61,584	34,614	*
ROBERT A. GRIFFIN, TRUSTEE JOHN M. GRIFFIN GRANDCHILDREN’S TRUST	809,045	*	517,939	291,106	*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares of Common Stock Offered Pursuant to the Underwriters’ Option to Purchase Additional Shares(2)	Shares of Common Stock to be Owned After Completion of this Offering
	Number	Percent		Number	Percent
MARTIN W. GRIFFIN, TRUSTEE, RAG GRANTOR RETAINED ANNUITY TRUST III, FBO RENEE MCDONALD	184,000	*	117,794	66,206	*
MARTIN W. GRIFFIN, TRUSTEE, RAG GRANTOR RETAINED ANNUITY TRUST III, FBO MICHAEL GRIFFIN	184,000	*	117,794	66,206	*
MARTIN W. GRIFFIN, TRUSTEE, RAG GRANTOR RETAINED ANNUITY TRUST III, FBO JORDAN GRIFFIN	184,000	*	117,794	66,206	*
MARTIN W. GRIFFIN, TRUSTEE, RAG GRANTOR RETAINED ANNUITY TRUST III, FBO JON MARCUS GRIFFIN	184,000	*	117,794	66,206	*
MARTIN W. GRIFFIN, TRUSTEE, RAG GRANTOR RETAINED ANNUITY TRUST III, FBO CHRISTOPHER GRIFFIN	184,000	*	117,794	66,206	*
MARTIN W. GRIFFIN, TRUSTEE, RAG GRANTOR RETAINED ANNUITY TRUST II, FBO JORDAN GRIFFIN	98,499	*	63,058	35,441	*
MARTIN W. GRIFFIN, TRUSTEE, RAG GRANTOR RETAINED ANNUITY TRUST II, FBO JON MARCUS GRIFFIN	98,499	*	63,058	35,441	*
MARTIN W. GRIFFIN, TRUSTEE, ROBERT A. GRIFFIN GRANDCHILDREN’S TRUST	838,086	*	536,531	301,555	*
LINDA G. HOLT	112,851	*	72,246	40,605	*
JUDITH E. PREWITT	112,851	*	72,246	40,605	*
JANET MEANS	112,851	*	72,246	40,605	*
ELIZABETH A. OSBORN	235,788	*	150,948	84,840	*
CYNTHIA L. ROEDER	112,851	*	72,246	40,605	*
BRIAN J. GRIFFIN	51,653	*	29,761	21,892	*

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who possess sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after the date of this prospectus supplement.
(2)	Assuming the underwriters exercise their over-allotment option in full. To the extent the underwriters’ option to purchase additional shares is not exercised in full, the shares sold by the selling stockholders will be decreased on a pro rata basis.

U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income and, to a limited extent, certain U.S. federal estate tax consequences to non-U.S. holders of the purchase, ownership and disposition of our common stock. A “non-U.S. holder” is a beneficial owner of our common stock that holds such stock as a capital asset and is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation (or an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia; and

•	an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership or other entity taxable as a partnership holds common stock, the tax treatment of a partner of the partnership will generally depend upon the status of the partner and the activities of the partnership. Special rules may apply if a non-U.S. holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Internal Revenue Code of 1986, as amended (the “Code”), and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your own tax adviser to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to you.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of our common stock by a prospective non-U.S. holder in light of that investor’s particular circumstances. In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes.

This section is based upon the Code, judicial decisions, final, temporary and proposed U.S. Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

This summary is included herein as general information only. Please consult your own tax adviser as to the particular tax consequences to you of purchasing, holding and disposing of our common stock in your particular circumstances under the Code and under the laws of any other taxing jurisdiction.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business; and

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate that may be specified by an applicable tax treaty).

Dividends

Dividends, if any, that are paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% gross rate (or a lower rate that may be specified by an applicable tax treaty). However, dividends that are U.S. trade or business income are not subject to the withholding tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of an applicable tax treaty, a non-U.S. holder must provide us or our paying agent with a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates, as applicable, prior to the payment of the dividends. The information provided in these IRS forms must be periodically updated. In certain circumstances, a non-U.S. holder who is claiming the benefits of an applicable tax treaty may be required (a) to obtain and provide a U.S. taxpayer identification number or (b) to provide certain documentary evidence issued by governmental authorities of a foreign country to prove the non-U.S. holder’s residence in that country. Also, Treasury regulations provide special procedures for payments of dividends through qualified intermediaries.

Sale or Exchange of Our Common Stock

Except as described below and subject to the discussion below concerning backup withholding, any gain realized by a non-U.S. holder on the sale or exchange of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is U.S. trade or business income;

•

subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; or

•

(i) we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock and (ii) a non-U.S. holder owns, actually or constructively, more than 5% of our common stock at any time during the applicable period, provided that our common stock continues to be traded on an established securities market.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market values of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not become a USRPHC. Non-U.S. holders are urged to consult their tax advisers to determine the application of these rules to their disposition of our common stock.

Federal Estate Taxes

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Recent Legislation

Recently enacted legislation will impose certain increased certification requirements and information reporting. In the event of noncompliance with the revised certification requirements, 30% withholding tax could be imposed on payments to non-U.S. holders of interest, dividends or sales proceeds. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Such provisions will generally apply to payments made after December 31, 2012. It cannot be predicted in what form this legislation will be further implemented. Prospective investors should consult their own tax advisors regarding this new legislation.

Information Reporting Requirements and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder any dividend that is paid to such non-U.S. holder. Copies of these information returns also may be made available under the provisions of a treaty or other agreement to the tax authorities of the country in which a non-U.S. holder resides. Treasury regulations provide that the backup withholding tax on such dividends (currently at a rate of 28%), as well as certain information reporting requirements, will not apply to dividends paid on our common stock if (a) the non-U.S. holder, prior to payment, provides a properly executed IRS Form W-8BEN certifying that the claimed non-U.S. holder is in fact not a U.S. person, or otherwise establishes an exemption, and (b) neither we nor our paying agent have actual knowledge, or reason to know, that the claimed non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange or other disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless (a) the non-U.S. holder, prior to payment, certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption, and (b) the broker does not have actual knowledge, or reason to know, that the claimed non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange or other disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States that render the broker a “U.S.-related person.” In the case of the payment of the gross proceeds from the sale, exchange or other disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related person, Treasury regulations (a) require information reporting on the payment unless (1) the broker, prior to payment, has documentary evidence in its files that the owner is a non-U.S. person, and (2) the broker has no knowledge, or reason to know, to the contrary, but (b) do not require backup withholding unless the broker has actual knowledge that the owner is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

The preceding discussion of material U.S. federal income and estate tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax adviser as to the particular tax consequences to you of purchasing, holding or disposing of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

The underwriters named below and the Company and the selling stockholders have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares of Common Stock
Goldman, Sachs & Co.	14,958,871
BMO Capital Markets Corp.	4,986,291
J.P. Morgan Securities LLC	2,124,193
Stephens Inc.	2,124,193

Total	24,193,548

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares of common stock covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,629,032 shares of common stock from the selling stockholders. The underwriters may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,629,032 additional shares of common stock.

Paid by the Company
	No Exercise	Full Exercise
Per Share	$0.6032	$0.00
Total	$14,594,548	$0.00

Paid by the selling stockholders
	No Exercise	Full Exercise
Per Share	$0.00	$0.6032
Total	$0.00	$2,189,032

Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $0.3430 per share from the initial public offering price. If all the shares of common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and the selling stockholders have agreed that they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or, with respect to the Company, file with the SEC a registration statement relating to, any of our securities that are substantially similar to the shares, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities without the prior written consent of Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus supplement. Our officers and directors and other insiders of the Company have agreed to substantially similar restrictions, subject to certain exceptions.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from the selling stockholders and/or the Company in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters’ representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The Company estimates that its portion of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $700,000. Pursuant to the Rollover Registration Rights Agreement, the Company will pay all expenses in connection with this offering.

The Company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. Under the Senior

Secured Credit Facilities, an affiliate of J.P. Morgan Securities LLC acts as the administrative agent and affiliates of BMO Capital Markets Corp., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are lenders. An affiliate of J.P. Morgan Securities LLC acted as the administrative agent and a lender under the Company’s previous credit agreement, which was terminated on December 17, 2010. BMO Capital Markets Corp. acted as financial advisor to Darling in connection with the Merger. Lastly, an affiliate of Goldman, Sachs & Co. is a counterparty to hedge arrangements with the Company, for which it receives customary fees and expenses.

In the ordinary course of the underwriters’ and their respective affiliates’ various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area, which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, Dallas, Texas, will pass upon the validity of the securities on behalf of Darling. Thompson Hine LLP and Lewis, Rice & Fingersh, L.C. will pass upon the validity of the securities on behalf of the selling stockholders. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York, in connection with this offering.

EXPERTS

The consolidated financial statements of Darling International Inc. and its subsidiaries as of January 2, 2010 and January 3, 2009 and for each of the fiscal years in the three-year period ended January 2, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of January 2, 2010, included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Griffin Industries, Inc. and its subsidiaries as of December 31, 2009 and December 31, 2008 and for each of the years in the three-year period ended December 31, 2009, included as exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 29, 2010, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Under the Exchange Act, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC, which can be read and/or copies made at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We file electronically with the SEC. This information is also available on our website at www.darlingii.com and the address for our investor relations web site is www.darlingii.com/investors.aspx. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement that we filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed on March 3, 2010;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2010, July 3, 2010 and October 2, 2010, filed on May 13, 2010, August 12, 2010 and November 10, 2010, respectively; and

•

Current Reports on Form 8-K filed January 4, 2010, January 14, 2010, March 17, 2010, March 19, 2010, May 13, 2010, May 19, 2010, June 1, 2010, November 9, 2010, November 17, 2010; November 29, 2010, December 8, 2010, December 13, 2010, December 20, 2010, December 22, 2010, January 21, 2011 and January 28, 2011.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Darling International Inc.

251 O’Connor Ridge

Suite 300

Irving, TX 75038

(972) 717-0300

Fax: (972) 717-1588

Attn: Investor Relations

Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

PROSPECTUS

DARLING INTERNATIONAL INC.

$400,000,000

Common Stock, par value $0.01 per share

Preferred Stock, par value $0.01 per share

Debt Securities

Warrants

Units

This prospectus relates solely to the offer and sale, from time to time, of securities of Darling International Inc. by us. The securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

We may offer and sell from time to time up to $400,000,000 of the following securities in one or more transactions, classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings: (i) our common stock, $0.01 par value; (ii) our preferred stock, $0.01 par value; (iii) warrants to purchase securities; (iv) debt securities, which may be senior debt securities or subordinated debt securities; and (v) units that include any combination of the foregoing securities. These securities also may be resold by security holders. We may offer the securities from time to time in amounts and on terms as we may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prices different than prevailing market prices or at privately negotiated prices. The prices at which we may sell the securities may be determined by the prevailing market price for the shares at the time of sale.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplements and any related free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement, which will include a description of the method and terms of such offering.

You should carefully read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the documents we incorporate by reference, before you invest in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplements and any related free writing prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “DAR.” The last reported sale price of our common stock on November 29, 2010 was $11.90 per share.

Our corporate headquarters corporate headquarters are located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas, our telephone number at that location is (972) 717-0300, and our website can be accessed at www.darlingii.com. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein.

Investing in our securities involves risks. You should read “Risk Factors” beginning on page 6 of this prospectus and the risk factors described in any prospectus supplement, any related free writing prospectus or in other documents incorporated by reference herein or therein before investing in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced herein in one or more offerings up to a total amount of $400,000,000. This prospectus includes a general description of the securities we may offer. Each time our securities are offered, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement, any free writing prospectus that we may authorize to be provided to you and any pricing supplement may also add, update or change information contained in this prospectus. Any information in any subsequent filings, including, but not limited to, any prospectus supplements and any related free writing prospectus, that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. In addition, a prospectus supplement may include a discussion of any risk factors in addition to those described in this prospectus. We urge you to read this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the information incorporated by reference herein and therein as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus.

As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities and we are not making an offer to sell, or a solicitation of an offer to buy, these securities in any state where such offer or solicitation is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any free writing prospectus and any other document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Neither the delivery of this prospectus, any prospectus supplement or any related free writing prospectus, nor any sale made under this prospectus, any prospectus supplement or any related free writing prospectus will, under any circumstances, imply that the information in this prospectus, any prospectus supplement or any related free writing prospectus is correct as of any date after the date of this prospectus, any such prospectus supplement or such related free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Darling,” “Company,” “we,” “us,” and “our” means Darling International Inc. and all of our subsidiaries included in our consolidated financial statements.

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WHERE YOU CAN FIND MORE INFORMATION

Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC, which can be read and/or copies made at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We file electronically with the SEC. This information is also available on our website at www.darlingii.com and the address for our investor relations web site is www.darlingii.com/investors.aspx. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein.

We have filed a registration statement and related exhibits on Form S-3 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. Our SEC filings, the registration statement and all exhibits to it are available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed on March 3, 2010;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2010, July 3, 2010 and October 2, 2010, filed on May 13, 2010, August 12, 2010 and November 10, 2010, respectively;

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Current Reports on Form 8-K filed January 4, 2010, January 14, 2010, March 17, 2010, March 19, 2010, May 13, 2010, May 19, 2010, June 1, 2010, November 9, 2010, November 17, 2010 and November 29, 2010;

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Darling International Inc.

251 O’Connor Ridge

Suite 300

Irving, TX 75038

(972) 717-0300

Fax: (972) 717-1588

Attn: Investor Relations

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein contain historical information, as well as forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve known and unknown risks and relate to future events, our future financial performance or our projected business results. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee,” “estimates,” “predicts,” “targets,” “potential” or “continue” or the negative of these terms or similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. We caution investors that any such forward-looking statements we make are not guarantees of future performance and that actual results may differ materially from anticipated results or expectations expressed in our forward-looking statements as a result of a variety of factors, including many that are beyond Darling’s control. Although Darling believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct.

Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 12 of this prospectus; Darling’s continued ability to obtain sources of supply for its rendering operations; general economic conditions in the American, European and Asian markets; a decline in consumer confidence; prices in the competing commodity markets which are volatile and are beyond Darling’s control; energy prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions; the implementation of the feed rules related to bovine spongiform encephalopathy (“BSE”); BSE and its impact on finished product prices, export markets, energy prices and government regulations, which are still evolving and are beyond Darling’s control; the occurrence of Bird Flu in the U.S.; possible product recall resulting from developments relating to the discovery of unauthorized adulterations (such as melamine) to food additives; and increased contributions to Darling’s multi-employer defined benefit pension plans as required by the Pension Protection Act of 2006. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Darling cautions readers that all forward-looking statements speak only as of the date made and, except as required by law, Darling undertakes no obligation to update, revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

ABOUT DARLING

This summary description of us and our business highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement or free writing prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Our Company

We were founded by the Swift meat packing interests and the Darling family in 1882 and are a leading provider of rendering and cooking oil recycling and recovery solutions to the nation’s food industry. After giving effect to the Merger (described below), we will be the largest publicly-traded independent provider of such recycling and recovery solutions and bakery feed in North America. We will operate approximately 71 processing facilities, 63 transfer stations and an extensive transportation network for the purpose of collecting and recycling animal by-products and used cooking oil from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments and providing grease trap cleaning services to many of the same establishments. Additionally, we will recycle and process these raw materials to produce finished products such as protein (primarily meat and bone meal and poultry meal), tallow (primarily bleachable fancy tallow), poultry fat, yellow grease, bakery feed and hides, as well as a range of branded and value-added products and, in turn, we will sell these products nationally and internationally, primarily to producers of livestock feed, oleo-chemicals, bio-fuels, soaps, pet foods and leather goods for use as ingredients in their products or for further processing.

Commencing in 1998, as part of an overall strategy to better commit financial resources, our operations were organized into two segments. These are: (1) Rendering, the core business of turning inedible food by-products from meat and poultry processors, butcher shops, grocery stores and food service establishments into high quality feed ingredients and fats for other industrial applications; and (2) Restaurant Services, a group focused on growing the grease collection business and grease collection equipment sales while expanding the line of services, which includes grease trap servicing, and the National Service Center (“NSC”), offered to food service establishments and food processors. The NSC schedules services such as fat and bone and used cooking oil collection as well as trap cleaning for contracted customers using our resources or third party providers.

Recent Developments

As more fully described in our Current Report on Form 8-K filed with the SEC on November 9, 2010 (which is incorporated by reference into this Registration Statement), on November 9, 2010, we announced that we had entered into an agreement for the acquisition of Griffin Industries, Inc. (“Griffin”), one of North America’s leading independent providers of value-added rendering, bakery feed and cooking oil recycling services, under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated November 9, 2010, pursuant to which a newly-formed, wholly-owned subsidiary of Darling will merge with and into Griffin with Griffin surviving as a wholly-owned subsidiary of Darling (the “Merger”). We anticipate that the transactions contemplated in the Merger Agreement, including the Merger, will be consummated in mid-December 2010.

Pursuant to the terms and conditions of the Merger Agreement and subject to certain adjustments as provided therein, Darling will pay Griffin’s stockholders an aggregate purchase price of $840.0 million, of which $740 million will be payable in cash and $100.0 million will be payable in Common

Stock. We expect to finance the merger through (i) a combination of borrowings under a $625 million senior secured credit facility (the “Credit Facility”), which will include a $300 million term loan facility and a $325 million revolving credit facility, to be entered into in connection with the closing of the Merger, (ii) the proceeds from issuing and selling senior unsecured notes in a public offering or in a Rule 144A or other private placement on or prior to the closing date of the Merger (the “Senior Unsecured Notes Offering”) and (iii) cash on hand. If and to the extent we do not, or are unable to, complete the Senior Unsecured Notes Offering on or prior to the proposed closing date of the Merger yielding sufficient proceeds to pay the balance of the aggregate purchase price under the Merger Agreement, we anticipate obtaining a $250 million senior unsecured bridge facility (the “Bridge Facility”) in an amount (less the amount of any proceeds from the Senior Unsecured Notes Offering) sufficient to pay the balance of the aggregate purchase price under the Merger Agreement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement (and any related free writing prospectus) and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, which is on file with the SEC and incorporated herein by reference, before making an investment decision. Each of the risks described in these headings could adversely and materially affect our business, financial condition and operating results. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operations. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. For more information see the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of securities that may be offered hereby to reduce our indebtedness, including, without limitation, repaying all or a portion of the Bridge Facility, if any, and/or the Credit Facility. As described more fully in the section of this prospectus titled “About Darling—Recent Developments,” the net proceeds from the Credit Facility and Bridge Facility will be used to pay a portion of the purchase price under the Merger Agreement.

We may also use a portion of the net proceeds from the sale of securities that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our other indebtedness, financing possible acquisitions, capital expenditures, working capital and redeeming outstanding securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our historical consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. As of the date of this prospectus, we have no shares of preferred stock outstanding, and consequently, our ratio of earnings to preferred share dividends and ratio of earnings to fixed charges would be identical.

	Nine Months Ended October 2, 2010	Fiscal Year Ended
		January 2, 2010	January 3, 2009	December 29, 2007	December 30, 2006	December 31, 2005
Ratio of earnings to fixed charges	11.49	11.72	16.26	10.81	1.80	2.36

DESCRIPTION OF SECURITIES WE MAY OFFER

We will set forth in the applicable prospectus supplement a description of the securities that may be offered under this prospectus. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

In this prospectus, we refer to common stock, preferred stock, warrants, debt securities and units collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $400,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indentures attached as an exhibit to this prospectus, as well as any supplemental indenture, relating to the issuance of the particular debt securities which we will file with the SEC, in addition to any prospectus supplement related to such issuance. Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of capital stock describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of the Delaware law, our Restated Certificate of Incorporation (as amended, our “Certificate of Incorporation”) and our Amended and Restated Bylaws (our “Bylaws”). When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Currently, our Certificate of Incorporation authorizes 100,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of November 5, 2010, there were 82,462,519 shares of common stock outstanding and no shares of preferred stock outstanding. On or about November 24, 2010, we intend to mail a Schedule 14A – Notice of Special Meeting of Stockholders and Proxy Statement—to all of the holders of our common stock as of November 19, 2010 to solicit proxies for use at a special meeting of our stockholders to approve an amendment to our Certificate of Incorporation to increase the total number of authorized shares of our common stock, par value $0.01, from 100,000,000 to 150,000,000. We anticipate that the special meeting of stockholders will be held on or about December 21, 2010 and, if the amendment to our Certificate of Incorporation is approved, we intend to file such amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock to 150,000,000 as soon as reasonably practicable thereafter.

The following summary describes certain of the material provisions of our capital stock, but does not purport to be complete and is subject to and qualified in its entirety by Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws, each as amended.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no conversion rights or other subscription rights. No holder of common stock has any preemptive right to subscribe for any shares of capital stock issued in the future. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without action by its stockholders, to designate and issue up to 1,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include, among others:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the stockholders.

Warrants

As of November 12, 2010, we have no warrants outstanding.

Anti-Takeover Provisions

Provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the acquisition of Darling through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided by Darling’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms for all stockholders.

Effects of Some Provisions of Delaware Law.    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of the Charter Documents.    Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in our Certificate of Incorporation or our Bylaws. Our Bylaws authorize a majority of our board of directors, the chairman of the board, the president or the chief executive officer to call a special meeting of stockholders. Our stockholders may also call a special meeting by providing a written demand to our corporate secretary to call a special meeting of the stockholders from stockholders that hold, in the aggregate, at least 10% of the voting power of our outstanding shares of capital stock, subject to the proper procedures being followed, as laid out in our Bylaws. Our Bylaws provide that stockholders may execute an action by written consent in lieu of a stockholder meeting if such consent sets forth the action so taken and is signed by all of the stockholders (acting for themselves or through a proxy) of our outstanding common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DAR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, 250 Royall Street, Canton, MA 02021, telephone number (781) 575-2000.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this prospectus, the term “indentures” refers to both the senior indenture and the subordinated indenture. The indenture(s) will be qualified under the Trust Indenture Act of 1939, as amended. As used in this prospectus, the term “debt trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and any subordinated indenture will be identical.

General

If applicable, each applicable prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

•	the maturity dates of the debt securities;

•

the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

•	the places where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

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the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option and other related terms and provisions;

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the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

•	any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

•	the terms pursuant to which the debt securities are subject to defeasance;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other material terms of the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

Under the indentures we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, the indentures will provide that we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default under the Indentures

Unless we provide otherwise in the applicable prospectus supplement, the following will be events of default under the indentures with respect to any series of debt securities issued:

•

failure to pay interest on the debt securities when due, which failure continues for a specified period set forth in the applicable prospectus supplement and the time for payment has not been deferred;

•	failure to pay the principal of or premium on the debt securities, if any, when due;

•	failure to deposit any sinking fund payment when due, which failure continues for 60 days;

•

failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, which failure continues for a specified period set forth in the applicable prospectus supplement after we receive notice from the debt trustee or holders of a specified percentage, set forth in the applicable prospectus supplement, of the aggregate principal amount of the outstanding debt securities of that series; or

•	particular events of our bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the applicable prospectus supplement relating to the series.

If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and, to the debt trustee, if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

•	payment of principal of or premium, if any, or interest on the debt securities; or

•	those covenants described under the subsection “—Modification of Indenture; Waiver” that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

Any waiver shall cure the default or event of default.

Subject to the terms of the indentures (as supplemented), if an event of default under an indenture occurs and is continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee indemnity or security satisfactory to it. The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the debt trustee may take any other action deemed proper by it that is not inconsistent with the direction;

•	subject to its duties set forth under the applicable indenture, the debt trustee need not take any action that might involve it in personal liability; and

•

subject to its duties set forth under such indenture, the debt trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

•

the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series have made written request to the debt trustee, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

•

the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities for payment of the principal of or premium, if any, or interest on the debt securities if we default in such payment.

We will periodically file statements with the debt trustee regarding our compliance with the covenants in the indentures.

Modification of Indenture; Waiver

We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to provide for the assumption by a successor person;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued;

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939, as amended;

•	to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement; and

•	to make any change that does not adversely affect the rights of any holder.

In addition, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of the series of debt securities;

•	change any obligation of ours to pay additional amounts with respect to the debt securities;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	impair the right to enforce any payment on, or with respect to, any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

•

reduce the percentage of principal amount of outstanding debt securities of any series the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), unless the prospectus supplement provides otherwise.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

Information Concerning the Debt Trustee

The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indenture and, upon an event of default under an indenture, must use the same degree of care in the exercise of the rights and powers vested in it as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given to it by the indenture at the request of any holder of debt securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to applicable abandoned property laws, moneys paid by us to a paying agent or the debt trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

Unless otherwise indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, is applicable.

Subordination of Subordinated Debt Securities

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Book-Entry Debt Securities

We will make payments on each series of book-entry debt securities to DTC or its nominee as the sole registered owner and holder of the global security. Neither we nor the debt trustee nor any of our or its agents will be responsible or liable for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests or with respect to its performance of its obligations under the rules and regulations governing its operations.

We understand that when DTC receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants.

A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of, common stock, preferred stock or debt securities that we may sell under this prospectus. Warrants may be issued separately or together with other securities.

The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•

the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•

the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise of the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised as indicated in the applicable prospectus supplement at any time up to the close of business, New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment of the warrant exercise price, together with the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the offered securities in one or more of the following ways:

•	through an underwriter or underwriters;

•	through dealers;

•	through agents;

•	directly to one or more purchasers, including affiliates of ours; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offerings of any securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

Unless otherwise indicated in the applicable prospectus supplement, if underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. We may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of ours will solicit or receive a commission in connection with the direct sales by us of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Darling as of January 2, 2010, and January 3, 2009, and for each of the years in the three-year period ended January 2, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of January 2, 2010, have been incorporated by reference herein and in this Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

24,193,548 Shares

Darling International Inc.

Common Stock

Goldman, Sachs & Co.

BMO Capital Markets

J.P. Morgan

Stephens Inc.